Exhibit 10
Published Deal CUSIP:
SIXTH AMENDED AND RESTATED LOAN AGREEMENT
Dated as of March 16, 2010
among
MGM MIRAGE, as Borrower
and
MGM GRAND DETROIT, LLC, as Co-Borrower
The Lenders herein named
and
BANK OF AMERICA, N.A.
as Administrative Agent
BANC OF AMERICA SECURITIES LLC, RBS SECURITIES, INC., J.P. MORGAN SECURITIES INC., BARCLAYS
CAPITAL, BNP PARIBAS SECURITIES CORP., DEUTSCHE BANK SECURITIES INC., CITIBANK NORTH AMERICA, INC.,
SUMITOMO MITSUI BANKING CORPORATION, BANK OF SCOTLAND PLC, COMMERZBANK, WACHOVIA BANK, NATIONAL
ASSOCIATION, MORGAN STANLEY SENIOR FUNDING, INC. and UBS SECURITIES LLC
as Joint Lead Arrangers

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Exhibits
A — Assignment and Assumption Agreement
B — Assumption Agreement
C-1 — Class A-1 Note
C-2 — Class A-2 Note
C-3 — Class B Note
C-4 — Class C Note
C-5 — Class D Note
C-6 — Class E Note
D — Compliance Certificate
E — Request for Loan
F — Joint Borrower Provisions
G — Opinions of Counsel
H — Amendments to Deeds of Trust and Title Insurance Endorsements
I — Subordination Terms
Schedules
1.1(a) Detroit Disposition Prepayment Amount
2.1 The Commitments
4.0 Disclosure Schedule
6.4(i) Certain Permitted Liens
6.7 Existing Indebtedness
6.8 Existing Investments
11.6 Notice Addresses
Annexes
A — Description of Real Property Comprising Part (ii) of the Definition of Collateral
B — Description of Real Property in Comprising Part (iii) of the Definition of Collateral
C — Description of Real Property Permitted to be Secured Pursuant to Section 6.4(h)

SIXTH AMENDED AND RESTATED LOAN AGREEMENT
     This Sixth Amended and Restated Loan Agreement (“Agreement”), dated as of March 16, 2010 is entered into by and among MGM MIRAGE, a Delaware corporation (“Borrower”), MGM Grand Detroit, LLC, a Delaware limited liability company (“Detroit”), as initial Co-Borrower, the Lenders named in the signature pages of this Agreement and Bank of America, N.A., as Administrative Agent, with reference to the following facts:
     A. Pursuant to the Existing Loan Agreement referred to herein, a revolving credit facility and a term loan facility have been provided to Borrower and Detroit.
     B. Pursuant to the Amendment No. 9 and Restatement Agreement described herein, the re-tranching of the credit facilities described herein was authorized, contingent upon the making of the Required Prepayments.
     C. Concurrently with the effectiveness of this Agreement, Borrower has deposited the amount required to make the Required Prepayments and to pay the Extension Fees with the Administrative Agent.
     D. Pursuant to the Amendment No. 9 and Restatement Agreement, the Administrative Agent has been directed to execute this Agreement on behalf of the Lenders, and to thereby amend and restate the Existing Loan Agreement in its entirety.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, Borrower, Detroit, each Co-Borrower which hereafter becomes a Party hereto pursuant to Section 2.7, and the Administrative Agent (acting at the direction of the Lenders pursuant to the Amendment No. 9 and Restatement Agreement on behalf of the Creditors), hereby agree as follows:
ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” means any transaction, or any series of related transactions, by which Borrower or its Restricted Subsidiaries directly or indirectly (i) acquire any going business or all or any material part of the assets of any Person, or any division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquire (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquire control of a majority ownership interest in any partnership, joint venture, limited liability company or any other Person.
     “Act” has the meaning set forth for that term in Section 11.30.

     “Administrative Agent” means Bank of America, when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 11.6, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Advance” means any advance made or to be made by any Lender to Borrower or any Co-Borrower as provided in Article 2, and includes each Base Rate Advance, LIBOR Advance and Swing Line Advance.
     “Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be presumed (subject to rebuttal by a preponderance of the evidence) to control such corporation, partnership or other Person.
     “Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including Bank of America in its capacity as the Administrative Agent), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
     “Aggregate Class A Funding Requirements” means the aggregate of the Class A Funding Requirements.
     “Agreement” means this Sixth Amended and Restated Loan Agreement, either as originally executed, or as it may from time to time be supplemented, modified, amended, restated or extended.
     “Alternative Currency” means each of Euro, Sterling and Yen, and each other currency (other than Dollars) that is approved in accordance with Section 1.9.
     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

     “Amended and Restated Completion Guarantee” means that certain Amended and Restated Sponsor Completion Guarantee, dated as of April 29, 2009, executed by Borrower and Bank of America in its capacity as Collateral Agent under the Collateral Agent and Intercreditor Agreement referred to in the CityCenter Credit Agreement.
     “Amendment Effective Date” means February 25, 2010.
     “Amendment No. 9 and Restatement Agreement” means the Amendment No. 9 and Restatement Agreement, dated as of February 25, 2010, executed by Borrower, Detroit and the Administrative Agent, acting at the direction of the Requisite Lenders.
     “Applicable Rates” means:
     (a) for each Class A-1 Loan, Class B Loan and Class D Loan, (i) with respect to LIBOR Margin, 4.00%, and (ii) with respect to Base Rate Margin, 3.00%;
     (b) with respect to Standby Letter of Credit Fees payable to Class A-1 Lenders, 4.00%;
     (c) for the purposes of determining the Unused Fees payable in respect of the unfunded Class A Funding Requirements, 0.30%;
     (d) for each Class A-2 Loan, Class C Loan and Class E Loan, (i) with respect to LIBOR Margin, 5.00%, and (ii) with respect to Base Rate Margin, 4.00%; and
     (e) with respect to Standby Letter of Credit Fees payable to Class A-2 Lenders, 5.00%.
     “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an Assignment and Assumption agreement substantially in the form of Exhibit A.
     “Assumption Agreement” means each Assumption Agreement hereafter executed by a Co-Borrower pursuant to Section 2.7, substantially in the form of Exhibit B either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

     “Attorney Costs” means the reasonable fees, expenses and disbursements of any law firm or other external counsel to the Administrative Agent (or, pursuant to subsection (a)(ii) of Section 11.3, of any law firm or other external counsel to any Lender).
     “Bank of America” means Bank of America, N.A., its successors and assigns.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; provided, that the Base Rate shall in no event be less than 4.00% per annum at any time. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Advance” means an Advance made hereunder and specified to be a Base Rate Advance in accordance with Article 2.
     “Base Rate Loan” means a Loan made hereunder and specified to be a Base Rate Loan in accordance with Article 2.
     “Base Rate Margin” means the applicable per annum percentage set forth in the definition of “Applicable Rates.”
     “Borgata Property” has the meaning set forth in Section 6.9(h).
     “Borrower” means MGM MIRAGE, a Delaware corporation, its successors and permitted assigns.
     “Borrower Group EBITDA” means, for any fiscal period, the EBITDA of Borrower and its Restricted Subsidiaries for that fiscal period. In determining Borrower Group EBITDA for any period, the results of operations of each Person which is not a Subsidiary of Borrower shall be adjusted to exclude all non-recurring and/or non-Cash expenses (other than depreciation and amortization, except with respect to depreciation and amortization related to CityCenter) to the extent deducted in arriving at Net Income for that period.
     “Borrower Materials” has the meaning specified in Section 7.1.
     “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.1.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in the State of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar Market.

     “Capital Expenditures” means with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (a) normal replacements and maintenance which are properly charged to current operations and (b) replacements and maintenance of assets damaged as the result of any casualty or other emergency).
     “Capital Lease Obligations” means the amount, recorded in accordance with GAAP, of the monetary obligations of a Person under any leasing or similar arrangement that is classified as a capital lease in accordance with GAAP.
     “Cash” means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.
     “Cash Collateralize” has the meaning specified in Section 2.6(g).
     “Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:
     (a) Government Securities due within one year after the date of the making of the Investment;
     (b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody’s or AA by S&P in each case due within one year from the making of the Investment;
     (c) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any Bank or by any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;
     (d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;
     (e) repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;
     (f) readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody’s or A-1 by S&P, in each case due within one year after the date of the making of the Investment;
     (g) “money market preferred stock” issued by a corporation incorporated under the Laws of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. and AA by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clauses (c) or (d) above;
     (h) a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P; and
     (i) corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America or any State thereof, or a participation interest therein; provided that any commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P.
     “Change in Control” means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 35% or more of the outstanding common stock of Borrower or (b) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office.
     “CityCenter” means the real estate development of that name owned by CityCenter Holdings and its Subsidiaries in Las Vegas, Nevada.

     “CityCenter Credit Agreement” means that certain Credit Agreement, dated as of October 3, 2008, among CityCenter Holdings, as Borrower, the Lenders from time to time party thereto, and Bank of America, N.A. as Administrative Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.
     “CityCenter Holdings” means CityCenter Holdings, LLC, a Delaware limited liability company.
     “CityCenter Letter of Credit” has the meaning specified in the Existing Loan Agreement.
     “Class” means, when used in a generic sense, the then outstanding Obligations under the various classes of the Loans and Obligations created under Section 2.1.
     “Class A Funding Requirement” means, as to each Class A Lender, its obligation to (a) make Class A Loans to Borrower pursuant to Section 2.2(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in each case in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Class A Funding Requirement” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Class A Funding Requirements are the residual (after giving effect to the retranching of the Class B Loans and the Class C Loans) revolving component of the Revolving Commitment established pursuant to the Existing Loan Agreement.
     “Class A Lender” means each Lender having a Class A Funding Requirement when acting in that capacity.
     “Class A Loans” means, collectively, the Class A-1 Loans and the Class A-2 Loans.
     “Class A Percentage” means, as to each Lender, a percentage equal to its Class A Funding Requirement divided by the Aggregate Class A Funding Requirements.
     “Class A Revolving Obligations” means, collectively the Class A-1 Loans, the Class A-2 Loans, the Letters of Credit and the Swing Line Loans.
     “Class A-1 Lender” means each Lender that has a Class A Funding Requirement and holds Class A-1 Loans, when acting in that capacity.
     “Class A-1 Loan” means each Loan made by a Class A-1 Lender pursuant to Section 2.2(a).
     “Class A-1 Note” means a promissory note made by Borrower and Detroit in favor of a Lender evidencing Class A-1 Loans made by that Lender, substantially in the form of Exhibit C-1.
     “Class A-1 Obligations” means, as of each date of determination, then outstanding Obligations owed to the Class A-1 Lenders, including the Class A-1 Loans, and the risk participations held by the Class A-1 Lenders in any then outstanding Letters of Credit and Swing Line Loans.
     “Class A-2 Lender” means each Lender that that has a Class A Funding Requirement and holds Class A-2 Loans, when acting in that capacity.
     “Class A-2 Loan” means each Loan made by a Class A-2 Lender pursuant to Section 2.2(a).
     “Class A-2 Note” means a promissory note made by Borrower and Detroit in favor of a Lender evidencing Class A-2 Loans made by that Lender, substantially in the form of Exhibit C-2.
     “Class A-2 Obligations” means, as of each date of determination, then outstanding Obligations owed to the Class A-2 Lenders, including the Class A-2 Loans, and the risk participations held by the Class A-2 Lenders in any then outstanding Letters of Credit and Swing Line Loans.
     “Class B Lender” means each Lender that holds a Class B Loan, when acting in that capacity.
     “Class B Loan” means those Revolving Loans which have been retranched as Class B Loans on the Restatement Effective Date pursuant to Section 2.1, in the amount, for each Lender, set forth on Schedule 2.1.
     “Class B Note” means a promissory note made by Borrower in favor of a Class B Lender evidencing Class B Loans made by that Lender, substantially in the form of Exhibit C-3.
     “Class C Lender” means each Lender that holds a Class C Loan, when acting in that capacity.
     “Class C Loan” means those Revolving Loans which have been retranched as Class C Loans on the Restatement Effective Date pursuant to Section 2.1, in the amount, for each Lender, set forth on Schedule 2.1.
     “Class C Note” means a promissory note made by Borrower in favor of a Class C Lender evidencing Class C Loans made by that Lender, substantially in the form of Exhibit C-4.
     “Class D Lender” means each Lender that holds a Class D Loans, when acting in that capacity.
     “Class D Loan” means those Term Loans made under the Existing Loan Agreement which have been retranched as Class D Loans on the Restatement Effective Date pursuant to Section 2.1, in the amount, for each Lender, set forth on Schedule 2.1.
     “Class D Note” means a promissory note made by Borrower in favor of a Class D Lender evidencing Class D Loans made by that Lender, substantially in the form of Exhibit C-5.

     “Class E Lender” means each Lender that holds a Class E Loans, when acting in that capacity
     “Class E Loan” means those Term Loans made under the Existing Loan Agreement which have been retranched as Class E Loans on the Restatement Effective Date pursuant to Section 2.1, in the amount, for each Lender, set forth on Schedule 2.1.
     “Class E Note” means a promissory note made by Borrower in favor of a Class E Lender evidencing Class E Loans made by that Lender, substantially in the form of Exhibit C-6.
     “Closing Date” means October 3, 2006.
     “Co-Borrowers” means, collectively, Detroit and each other Guarantor which is hereafter designated as a Co-Borrower pursuant to Section 2.7.
     “Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.
     “Collateral” means (i) the Detroit Collateral, (ii) certain undeveloped land owned by Mandalay or its subsidiaries on Las Vegas Boulevard South in Las Vegas, Nevada and more particularly described on Annex A and (iii) the real and personal property comprising the hotel and casino in Tunica, Mississippi commonly known as the Gold Strike Resort and Casino and more particularly described on Annex B.
     “Collateral Documents” means, collectively, each deed of trust, trust deed, deed to secured debt, mortgage, leasehold mortgage, leasehold deed of trust, first preferred ship mortgage, security agreement, intellectual property security agreement and other security and pledge agreement delivered to the Administrative Agent pursuant to the Existing Loan Agreement or hereafter delivered in connection with this Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Lenders.
     “Commercial Letter of Credit” means each Letter of Credit issued to support the purchase of goods by Borrower or any Co-Borrower which is determined to be a commercial letter of credit by the Issuing Lender.
     “Commission” means the United States Securities and Exchange Commission.
     “Commitments” means the Revolving Commitment and the Term Commitment.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D, properly completed and signed by a Senior Officer of Borrower and each Co-Borrower.
     “Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

     “Convertible Debt” means any unsecured Permitted Public Indebtedness of Borrower that is convertible into or exchangeable for Equity Interests of Borrower and that may be guaranteed by Borrower’s Restricted Subsidiaries.
     “Creditors” means, collectively, the Administrative Agent, the Issuing Lender, the Swing Line Lenders, each Lender and, where the context requires, any one or more of them.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.
     “Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.
     “Default Rate” means the interest rate prescribed in Section 3.8.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Deposit Account” means separate accounts located at Bank of America as to Borrower and each Co-Borrower designated by Borrower or such Co-Borrower with the reasonable approval of the Administrative Agent.
     “Designated Market” means, with respect to any LIBOR Loan, (a) the London Eurodollar Market, (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines in good faith that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market or (c) if prime banks in the Cayman Islands Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines in good faith that the Cayman Islands Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the Cayman Islands Eurodollar Market, such other Eurodollar Market as may from time to time be selected by the Administrative Agent with the approval of Borrower, the Co-Borrowers and the Requisite Lenders. The Administrative Agent will endeavor to provide prompt notice to Borrower and the Co-Borrowers of any change in the location of the Designated Market.
     “Detroit” means MGM Grand Detroit, LLC, a Delaware limited liability company, its successors and permitted assigns.

     “Detroit Collateral” means all of Detroit’s right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of Detroit with respect to MGM Grand Detroit Hotel and Casino.
     “Detroit Disposition Prepayment Amount” means such amount set forth in Schedule 1.1.
     “Detroit Loans” means any Loans pursuant to which Detroit is obligated as a Co-Borrower.
     “Detroit Orders” means the Order Approving Debt Transactions of MGM Grand Detroit, LLC, issued by the Michigan Gaming Control Board on October 14, 2003 as their file number MGM-2003-03, as at any time amended.
     “Disclosure Schedule” means the Disclosure Schedule attached to this Agreement as Schedule 4.0.
     “Disposition” or “Dispose” means the sale, transfer or other disposition, in one transaction or any series of related transactions, of any asset.
     “Disqualification” means, with respect to any Creditor:
     (a) the failure of that Person timely to file pursuant to applicable Gaming Laws (i) any application requested of that Person by any Gaming Board in connection with any licensing required of that Person as a lender to Borrower or a Co-Borrower or (ii) any required application or other papers in connection with determination of the suitability of that Person as a lender to Borrower or a Co-Borrower;
     (b) the withdrawal by that Person (except where requested or permitted by the Gaming Board) of any such application or other required papers; or
     (c) any final determination by a Gaming Board pursuant to applicable Gaming Laws (i) that such Person is “unsuitable” as a lender to Borrower or a Co-Borrower, (ii) that such Person shall be “disqualified” as a lender to Borrower or a Co-Borrower or (iii) denying the issuance to that Person of any license required under applicable Gaming Laws to be held by all lenders to Borrower or any Co-Borrower.
     “Distribution” means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase or other acquisition for Cash or for Property (other than capital stock, or any warrants or options to purchase an equity security or other security of such Person) by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property (other than capital stock, or any warrants or options to purchase an equity security or other security of such Person) on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in Cash or Property (other than capital stock, or any warrants or options to purchase an equity security or other security of such Person) by such Person constituting a distribution under applicable Laws with respect to such security.

     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
     “Dollars” or “$” means United States dollars.
     “EBITDA” means, with respect to any fiscal period and with respect to any Person, the sum of (a) Net Income of such Person for that period, plus (b) any extraordinary loss reflected in such Net Income, and, without duplication, any loss associated with the early retirement of Indebtedness and with any Disposition not in the ordinary course of business, minus (c) any extraordinary gain reflected in such Net Income, and, without duplication, any gains associated with the early retirement of Indebtedness and with any Disposition not in the ordinary course of business, plus (d) Interest Charges of such Person for that period, plus (e) the aggregate amount of federal, state and local taxes on or measured by income of such Person for that period (whether or not payable during that period) plus (f) depreciation, amortization and all non-recurring and/or other non-Cash expenses to the extent deducted in arriving at Net Income for that period, plus (g) expenses classified as “pre-opening and start-up expenses” on the applicable financial statements of that Person for that fiscal period, plus (h) minority interest, in each case as determined in accordance with GAAP.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed) (provided that notwithstanding the foregoing, each “Eligible Assignee” (A) shall not be Borrower or any of Borrower’s Affiliates or Subsidiaries and (B) shall be exempt from withholding of tax on interest and shall deliver the documents related thereto pursuant to Section 11.21) and (iii) to the extent required under applicable Gaming Laws, shall not be the subject of a Disqualification.
     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Enhanced LIBOR Margin” means, for any period, the sum of (i) the LIBOR Margin then in effect plus (ii) such interest rate margin as the Requisite Lenders specify is necessary to adjust LIBOR to a rate which represents the effective pricing to such Lenders for deposits of Dollars in the Designated Market in the relevant amount for the applicable Interest Period and which adequately and fairly reflects the cost to such Lenders of making the applicable LIBOR Advances.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.
     “ERISA Affiliate” means, with respect to any Person, any other Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurodollar Market” means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.
     “Event of Default” shall have the meaning provided in Section 9.1.
     “Existing Letters of Credit” means the letters of credit issued under the Existing Loan Agreement and outstanding as of the Restatement Effective Date.
     “Existing Loan Agreement” means the Fifth Amended and Restated Loan Agreement dated as of October 3, 2006 among Borrower, Detroit, as Co-Borrower, the lenders referred to therein, and the Administrative Agent, as heretofore amended.
     “Existing Secured Notes” means, collectively, the senior secured notes of Borrower existing as of the Restatement Effective Date, and identified in Borrower’s public filings with the Commission as of the Restatement Effective Date.
     “Existing Subordinated Obligations” means, collectively (a) Borrower’s $400,000,000 8 3/8% senior subordinated notes due 2011 issued pursuant to the Indenture dated as of January 23, 2001 between Borrower and United States Trust Company of New York (to which The Bank of New York is now successor in interest), as Trustee, and (b) the $150,000,000 Senior Subordinated Notes of Mandalay issued pursuant to the Indenture dated July 21, 1993 between Mandalay (under its former name, Circus Circus Enterprises, Inc.) and First Interstate Bank of Nevada, N.A. (to which Wells Fargo Bank, N.A., is now successor in interest), as Trustee.
     “Extended Maturity Date” means February 21, 2014.
     “Extending Lender” means each Lender that, as of the Restatement Effective Date, holds Class A-2 Loans, Class C Loans or Class E Loans, when acting in the related capacity.

     “Extension Date” means the date upon which the conditions precedent set forth in Section 12.2 are satisfied.
     “Extension Fees” means, for each Extending Lender, a fee payable by Borrower through the Administrative Agent on the Restatement Effective Date in an amount which is equal to 0.70% times the sum of (i) the amount of that Lender’s commitment to make Class A-2 Loans plus (ii) the principal amount of that Lender’s Class C Loans and Class E Loans (in each case after giving effect to the Required Prepayments).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fiscal Quarter” means the fiscal quarter of Borrower consisting, subject to Section 1.3, of the three calendar month periods ending on each March 31, June 30, September 30 and December 31.
     “Fiscal Year” means the fiscal year of Borrower consisting, subject to Section 1.3, of the twelve month period ending on each December 31.
     “Foreign Lender” has the meaning specified in Section 11.21(a)(i).
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means, generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board’s “Accounting Standards Codification” as may be amended from time to time. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.
     “Gaming Board” means, collectively, (a) the Nevada Gaming Commission, (b) the Nevada State Gaming Control Board, (c) the New Jersey Casino Control Commission, (d) the New Jersey Division of Gaming Enforcement, (e) the Mississippi Gaming Commission, (f) the Michigan Gaming Control Board, (g) the Illinois Gaming Board, and (h) any other Governmental Agency (including Governmental Agencies associated with foreign governments), in each case to the extent that such body holds, as of the relevant date, regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower, any Co-Borrower or any Restricted Subsidiary within its jurisdiction.

     “Gaming Laws” means all Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming or casino activities conducted by Borrower and its Subsidiaries within its jurisdiction, in each case to the extent applicable to Borrower and its Restricted Subsidiaries.
     “Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.
     “Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal of competent jurisdiction.
     “Granting Lender” has the meaning set forth in Section 11.8(h).
     “Guarantors” means, collectively, each Restricted Subsidiary of Borrower which exists as of the Restatement Effective Date, other than Detroit, and each other Restricted Subsidiary of Borrower which hereafter becomes a Guarantor pursuant to Section 5.8, provided that any Guarantor which is sold or otherwise transferred in a Disposition may be released from the Guaranty in accordance with this Agreement.
     “Guaranty” means each of the continuing guaranties of the Obligations executed and delivered by the Guarantors pursuant to the Existing Loan Agreement, the terms of which (a) have been reaffirmed pursuant to the Amendment No. 9 and Restatement Agreement and (b) shall have been reaffirmed on the Restatement Effective Date.
     “Guaranty Obligation” means, as to any Person (without duplication), any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet or income statement item of such other Person or any “keep-well” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.
     “Harmon Guarantee” means the obligation of Borrower or any of its Restricted Subsidiaries, as contemplated in the Amended and Restated Limited Liability Company Agreement of CityCenter Holdings, LLC, to provide, and fund if necessary, completion guarantee with respect to the Harmon Component (as defined in the CityCenter Credit

Agreement), as such obligation may be subsequently documented under one or more completion guarantee or similar instruments.
     “Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or as “friable asbestos” pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., in each case as such Laws are amended from time to time.
     “Hazardous Materials Laws” means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Real Property.
     “Honor Date” has the meaning set forth for that term in Section 2.6(c)(i).
     “Impacted Lender” means (a) a Defaulting Lender or (b) a Lender as to which (i) the Issuing Lender has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (ii) an entity that controls such Lender has been deemed insolvent or become subject to a proceeding under any Debtor Relief Law.
     “Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), including any Guaranty Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the value of such assets, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person, and (f) any net obligations of such Person under Swap Agreements in respect of interest rate hedging arrangements.
     “Indemnified Liabilities” has the meaning set forth in Section 11.11.
     “Indemnitees” has the meaning set forth in Section 11.11.
     “Insurance Subsidiaries” means, collectively, (a) MGMM Insurance Company, a Nevada corporation, and M3 Nevada, a Nevada corporation, each of which are wholly-owned Subsidiaries of Borrower engaging primarily in the business of facilitating and providing insurance coverage and claims services for Borrower, Co-Borrowers and their Subsidiaries, and (b) the respective Subsidiaries of the foregoing formed for the same purpose.
     “Interest Charges” means, for any Person, as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP, plus

(b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.
     “Interest Differential” means, with respect to any prepayment of a LIBOR Loan on a day other than the last day of the applicable Interest Period and with respect to any failure to borrow a LIBOR Loan on the date or in the amount specified in any Request for Loan, (a) LIBOR payable (or, with respect to a failure to borrow, LIBOR which would have been payable) with respect to the LIBOR Loan minus (b) LIBOR on, or as near as practicable to, the date of the prepayment or failure to borrow for a LIBOR Loan with an Interest Period commencing on such date and ending on the last day of the Interest Period of the LIBOR Loan so prepaid or which would have been borrowed on such date.
     “Interest Period” means, as to each LIBOR Loan, a period of one week, or of 1, 2, 3, 6 or 9 months (or, to the extent not promptly objected to by any Lender following notice thereof by the Administrative Agent, any other period) as designated by Borrower; provided that (a) the first day of each Interest Period must be a Business Day, (b) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, and (c) no Interest Period may extend beyond the Maturity Date (or following the Extension Date, beyond the Extended Maturity Date).
     “Interim Maturities” means, (a) as of each date through and including the Extension Date, (i) any of the Indebtedness of Borrower and its Restricted Subsidiaries under their public indentures which mature prior to the Maturity Date and (ii) the Class A-1 Loans and the other Class A-1 Obligations, the Class B Loans and the Class D Loans, and (b) as of each later date, any of the Indebtedness of Borrower and its Restricted Subsidiaries under their public indentures which matures prior to the Extended Maturity Date.
     “Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of (a) purchase or other acquisition of stock or other securities of any other Person, (b) a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, in each case including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or Cash Equivalents or has been converted into Cash or Cash Equivalents), without adjustment for subsequent increases or decreases in the value of such Investment.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement or instrument entered into by Borrower (or any

Subsidiary), and the Issuing Lender or in favor of the Issuing Lender and relating to any such Letter of Credit.
     “Issuing Lender” means Bank of America in its capacity as an issuer of Letters of Credit hereunder.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Class A Funding Requirement.
     “L/C Borrowing” means an extension of credit resulting from a drawing under a Letter of Credit which has not been reimbursed on the date when made or refinanced as a Loan.
     “L/C Obligations” means, as at any date of determination, the Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the Dollar Equivalent of the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.
     “Lead Arrangers” means the Persons identified as such on the cover page to this Agreement.
     “Lender” means each “Lender” (as defined in the Existing Loan Agreement) and each lender which may hereafter become a party to this Agreement pursuant to Section 11.8 (and, to the extent party to a Related Swap Agreement, any Affiliate of a Lender).
     “Lender Consent” means, as to each Extending Lender, the Lender Consent delivered by that Extending Lender pursuant to the Amendment No. 9 and Restatement Agreement.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date (or, following the Extension Date, the Extended Maturity Date) or, if any such day is not a Business Day, the next preceding Business Day.

     “Letter of Credit Usage” means, as of any date of determination, the Dollar Equivalent of the aggregate undrawn face amount of outstanding Letters of Credit plus the Dollar Equivalent of the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings.
     “Letters of Credit” means any of the Standby Letters of Credit or Commercial Letters of Credit issued by the Issuing Lender pursuant to Section 2.4, including the Existing Letters of Credit, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted.
     “LIBOR” means, for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then “LIBOR” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided, that LIBOR shall in no event be less than 2.00% per annum at any time.
     “LIBOR Advance” means an Advance made hereunder and specified to be a LIBOR Advance in accordance with Article 2.
     “LIBOR Lending Office” means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its LIBOR Lending Office. If no LIBOR Lending Office is designated by a Lender, its LIBOR Lending Office shall be its office at its address for purposes of notices hereunder.
     “LIBOR Loan” means a Loan made hereunder and specified to be a LIBOR Loan in accordance with Article 2.
     “LIBOR Margin” means the applicable per annum percentage set forth in the definition of “Applicable Rates.”
     “License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, any casino, gambling or gaming license issued by any Gaming Board covering any casino or gaming facility.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance or lien of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement

(other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.
     “Loan” means the aggregate of the Advances made at any one time by the Lenders pursuant to Article 2.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Swing Line Documents, the Guaranty, the Collateral Documents, each Request for Loan, each Letter of Credit Application, each Compliance Certificate, any Related Swap Agreement and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of its Restricted Subsidiaries to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.
     “Loan Parties” means Borrower, Detroit and each Guarantor.
     “Mandalay” means Mandalay Resort Group, a Nevada corporation.
     “Mandalay Collateral” means the property described in clauses (ii) and (iii) of the definition of the term “Collateral.”
     “Margin Stock” means “margin stock” as such term is defined in Regulations U and X of the Federal Reserve Board.
     “Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition or prospects (financial or otherwise), assets, business or operations of Borrower and its Restricted Subsidiaries, taken as a whole (except for circumstances or events attributable to general economic conditions), or (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower or Guarantors (taken as a whole) to perform the Obligations.
     “Maturity Date” means the fifth anniversary of the Closing Date.1
     “May 2009 Indenture” means that certain Indenture dated as of May 19, 2009, between Borrower and U.S. Bank National Association, as trustee, in respect of Borrower’s 10.375% Senior Secured Notes due 2014 and Borrower’s 11.125% Senior Secured Notes due 2017.
     “Mayer Brown” means Mayer Brown, LLP, in its capacity as counsel to the Administrative Agent.
     “MDDHC” has the meaning specified in Section 6.9(h).

[1]	For information, this date is October 3, 2011.

     “MGM Grand Detroit II” means MGM Grand Detroit II, LLC, a Delaware limited liability company, and its successors.
     “Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contribute or are obligated to contribute.
     “Negative Pledge” means a Contractual Obligation that contains a covenant binding on Borrower or any of its Restricted Subsidiaries that prohibits Liens on any of its or their Property, other than (a) any such covenant contained in a Contractual Obligation granting a Lien permitted under Section 6.4 which affects only the Property that is the subject of such permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations or any indebtedness which is used, directly or indirectly, to refinance the Obligations.
     “Net Cash Proceeds” means:
     (a) with respect to any Disposition by Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the reasonable and customary out-of-pocket expenses incurred by Borrower or such Subsidiary in connection with such transaction and (B) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (B) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and
     (b) with respect to the sale or issuance of any Equity Interest by Borrower, or the incurrence or issuance of any Indebtedness by Borrower, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket costs and expenses, incurred by Borrower in connection therewith, including in the case of any issuance of Convertible Debt, the expenses associated with acquiring any derivative securities linked to Equity Interests underlying such Convertible Debt or similar products purchased by Borrower in connection therewith, or of any other similar Investments made in connection therewith in accordance with Section 6.8(l).
     “Net Income” means, with respect to any fiscal period and with respect to any Person, the net income of that Person from continuing operations for that period, determined in accordance with GAAP, consistently applied.
     “Non-Control Subsidiaries” means each Subsidiary of Borrower in respect of which Borrower and its other Subsidiaries do not have the collective right to elect a majority of the board of directors or other equivalent governing body, or otherwise lack the power to direct the management of such Subsidiary which is identified as such by Borrower in a notice to the Administrative Agent. Each Non-Control Subsidiary existing as of the Restatement Effective Date is listed on the Disclosure Schedule as such.
     “Non-Extending Lender” means each Lender which is not an Extending Lender.
     “Notes” means, collectively, the Class A-1 Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes.
     “November 2008 Indenture” means that certain Indenture dated as of November 14, 2008, between Borrower and U.S. Bank National Association, as trustee, in respect of Borrower’s 13% Senior Secured Notes due 2013.
     “Obligations” means all present and future obligations of every kind or nature of Borrower, the Co-Borrowers or the Guarantors at any time and from time to time owed to the Administrative Agent, the Issuing Lender, the Swing Line Lenders or the Lenders or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or a Restricted Subsidiary of Borrower, whether or not allowed as a claim in such proceeding.
     “Outstanding Obligations” means, as of each date of determination, and giving effect to the making of any such credit accommodations requested on that date, the sum, without duplication, of (i) the aggregate principal amount of the outstanding Loans, plus (ii) the Swing Line Outstandings, plus (iii) the Letter of Credit Usage.
     “Participating Member State” means each state so described in any EMU Legislation.
     “Party” means any Person other than the Creditors which now or hereafter is a party to any of the Loan Documents.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or any of its Subsidiaries or to which Borrower or any of its Subsidiaries contributes or has an obligation to contribute.
     “Permitted Encumbrances” means:
     (a) inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

     (b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;
     (c) minor defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;
     (d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;
     (e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;
     (f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;
     (g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;
     (h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;
     (i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;
     (j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;
     (k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

     (l) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;
     (m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower or a Restricted Subsidiary of Borrower is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;
     (n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);
     (o) Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;
     (p) Liens consisting of deposits of Property to secure statutory obligations of Borrower or a Restricted Subsidiary of Borrower;
     (q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower or a Restricted Subsidiary of Borrower is a party;
     (r) Liens created by or resulting from any litigation or legal proceeding involving Borrower or a Restricted Subsidiary of Borrower in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside by Borrower or the relevant Restricted Subsidiary and no material Property is subject to a material risk of loss or forfeiture; and
     (s) other non-consensual Liens incurred in the ordinary course of business but not in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of Borrower and the Restricted Subsidiaries of Borrower, taken as a whole.
     “Permitted Public Indebtedness” means Indebtedness of Borrower which (i) has a maturity date not earlier than August 21, 2014, (ii) has covenants that are no more restrictive, taken as a whole, than those included in any senior secured public Indebtedness of Borrower or its Subsidiaries outstanding on the Amendment Effective Date and (iii) has no scheduled amortization payments prior to August 21, 2014.
     “Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

     “Platform” has the meaning specified in Section 7.1.
     “Pro Rata Share” means, with respect to each Lender, the percentage of the relevant Commitment and the Loans (and in the case of the Revolving Commitment, the Letters of Credit and the Swing Line Advances) held by that Lender (or by a SPC for which that Lender is the Granting Lender). As of the Restatement Effective Date, the Pro Rata Shares of the Commitments held by each Lender are set forth on Schedule 2.1 hereto. The percentage Pro Rata Shares of each Lender in the Commitments is subject to adjustment pursuant to any Assignment Agreement executed in accordance with Section 11.8.
     “Projections” means the financial projections for Borrower and its Subsidiaries distributed to the Lenders by posting to the Platform on February 8, 2010.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Public Lender” has the meaning specified in Section 7.1.
     “Quarterly Payment Date” means the last Business Day of each December, March, June and September following the date of this Agreement.
     “Real Property” means, as of any date of determination, all real Property then or theretofore owned, leased or occupied by Borrower or any of its Restricted Subsidiaries.
     “Refinancing Indebtedness” has the meaning specified in Section 6.7(l).
     “Regulations T, U and X” means Regulations T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Related Swap Agreement” means any transaction consummated pursuant to a Swap Agreement between (a) Borrower and a Lender or (b) to the extent that such Person is an Affiliate of a Lender on the date of the consummation of the relevant transaction, between Borrower and any Person which is an Affiliate of a Lender.
     “Request for Loan” means a written request for a Loan substantially in the form of Exhibit E, signed by a Responsible Official of Borrower or a Co-Borrower, on its behalf, and properly completed to provide all information required to be included therein.
     “Required Prepayment” has the meaning set forth for that term in the Amendment No. 9 and Restatement Agreement, and the amount of the Required Prepayment shall be calculated by the Administrative Agent in accordance with the terms of the Amendment No. 9 and Restatement Agreement, which calculation shall be presumed correct in the absence of manifest error.

     “Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
     “Requisite Lenders” means (a) as of any date of determination if the Commitments are then in effect, Lenders having Pro Rata Shares of the Commitments which are, in the aggregate, a majority of the Pro Rata Shares of the Commitments then in effect, and (b) as of any date of determination if the Commitments have then been terminated and there are then any Obligations outstanding, Lenders or other creditors holding a majority of the Outstanding Obligations; provided that the Pro Rata Shares of the Commitments of, and the portion of the Outstanding Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.
     “Responsible Official” means when used with reference to any Person, any officer or manager of such Person, general partner of such Person, officer of a corporate or limited liability company general partner of such Person, officer of a corporate or limited liability company general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower, or any of its Restricted Subsidiaries as having been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Borrower or such Restricted Subsidiary.
     “Restatement Effective Date” means the date that the conditions set forth in Section 12.1 shall have been satisfied. The Administrative Agent shall notify Borrower and the Creditors of the date that is the Restatement Effective Date.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment, provided that (i) the exercise by Borrower of rights under derivative securities linked to Equity Interests underlying Convertible Debt or similar products purchased by Borrower in connection with the issuance of such Convertible Debt and (ii) any termination fees or similar payments in connection with the termination of warrants or other Equity Interests issued in connection with such Convertible Debt shall not be considered to be a “Restricted Payment”.
     “Restricted Subsidiary” means each Subsidiary of Borrower other than:
     (a) Subsidiaries formed under the Laws of foreign nations whose only tangible assets are located in foreign nations, and pure holding companies for such foreign Subsidiaries owning as their sole asset the stock or other securities and obligations thereof;
     (b) MGM Grand Detroit II and the Insurance Subsidiaries;
     (c) Non-Control Subsidiaries; and
     (d) any Subsidiary of Borrower formed or acquired after the date of this Agreement that is designated as an Unrestricted Subsidiary in writing by Borrower to the Administrative Agent, but only so long as such Subsidiary of Borrower does not, and is not required to, guarantee or otherwise be liable for any of the Senior Indebtedness.
     “Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Requisite Lenders shall require.
     “Revolving Commitment” means the Revolving Commitment established pursuant to the Existing Loan Agreement. As of the Restatement Effective Date:
     (a) the outstanding Revolving Loans shall have been tranched into the Class A-1 Loans, the Class A-2 Loans, the Class B Loans and the Class C Loans;
     (b) the entire risk exposure in respect of the Existing Letters of Credit shall have been allocated to the Class A Lenders in accordance with their respective Class A Funding Requirements; and
     (c) Borrower and Detroit shall have irrevocably surrendered their right to require the Revolving Lenders to make revolving Advances under the Revolving Commitment, except to the extent of the Aggregate Class A Funding Requirements.
     “Revolving Lender” means each Lender that, immediately prior to the Restatement Effective Date, holds a Pro Rata Share of the Revolving Commitment at such time (when acting in that capacity).
     “Revolving Loan” means a Loan made pursuant to the Existing Loan Agreement under the Revolving Commitment.
     “S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Companies, Inc., and any successor thereto.
     “Secured Refinancing Indebtedness” has the meaning specified in Section 6.7(h).

     “Senior Indebtedness” means each issue, item or class of Indebtedness of Borrower or any of its Restricted Subsidiaries which is in the principal amount of $50,000,000 or more and which is not a Subordinated Obligation.
     “Senior Officer” means the (a) chief executive officer or manager, (b) president, (c) executive vice president, (d) senior vice president, (e) chief financial officer, (f) treasurer, (g) assistant treasurer, (h) secretary or (i) assistant secretary of Borrower or any of its Restricted Subsidiaries.
     “Solvent” means, as to any Person, that (a) the sum of the assets of such Person, both at a fair valuation and at a present fair saleable value, exceeds its liabilities, including its probable liability in respect of contingent liabilities, (b) such Person will have sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted and (c) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature.
     “SPC” means, as to each Lender, one or more special purpose funding vehicles maintained or established by that Lender.
     “Special Eurodollar Circumstance” means the application or adoption after the Restatement Effective Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its LIBOR Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or the existence or occurrence of circumstances affecting the Designated Market generally that are beyond the reasonable control of the Lenders.
     “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
     “Standby Letter of Credit” means each Letter of Credit that is not a Commercial Letter of Credit.
     “Standby Letter of Credit Fee” means the applicable per annum percentage set forth in the definition of “Applicable Rates”.
     “Sterling” and “£” mean the lawful currency of the United Kingdom.

     “Subordinated Obligations” means, collectively, the Existing Subordinated Obligations and any future class of Indebtedness of Borrower or any of its Subsidiaries which is subject to subordination in right of payment to the Obligations pursuant to subordination provisions which are (a) reasonably consistent with those contained in the Existing Subordinated Obligations, or (b) otherwise reasonably consistent with then prevailing market standards for public issuances of subordinated indebtedness.
     “Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in either case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.
     For the avoidance of doubt, and only by way of example, as of the Restatement Effective Date, CityCenter Holdings, LLC is only 50% owned by Borrower and therefore is not a Subsidiary of Borrower.
     “Supported Subsidiary” means, collectively, (a) each Restricted Subsidiary and (b) each Unrestricted Subsidiary in support of which Borrower and its Restricted Subsidiaries have provided any guarantee, keep-well, make-well or similar creditor assurance in respect of (i) Indebtedness which is in an aggregate principal amount which is in excess of $25,000,000, or (ii) any other obligations which may result in a demand upon Borrower and its Restricted Subsidiaries which is in excess of $25,000,000.
     “Swap Agreement” means a written agreement between Borrower and one or more financial institutions providing for (a) “swap,” “cap,” “collar” or other interest rate protection with respect to any Indebtedness, or (b) any currency hedging arrangements.
     “Swing Line” means any revolving lines of credit established by the Swing Line Lenders in favor of Borrower and the Co-Borrowers pursuant to Section 2.7.
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.7.
     “Swing Line Documents” means the promissory note and any other documents executed by Borrower and each Co-Borrower in favor of the relevant Swing Line Lender in connection with the Swing Line.
     “Swing Line Lenders” means not more than three willing Lenders as may be designated by Borrower from time to time (and reasonably acceptable to the Administrative Agent) in a writing addressed to and accepted by the Administrative Agent.

     “Swing Line Loans” and “Swing Line Advances” mean loans made by a Swing Line Lender to Borrower or the Co-Borrowers pursuant to Section 2.7.
     “Swing Line Outstandings” means, as of any date of determination, the aggregate principal Indebtedness of Borrower and the Co-Borrowers on all Swing Line Loans then outstanding.
     “Term Commitment” means the commitment of the Term Lenders (as defined in the Existing Loan Agreement) to make the Term Loans described in the Existing Loan Agreement on the Closing Date (which Term Loans have been re-tranched into the Class D Loans and Class E Loans described herein).
     “to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).
     “Trust” has the meaning set forth in Section 6.9(h).
     “Trustee” has the meaning set forth in Section 6.9(h).
     “Type”, when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is a Base Rate Loan or Advance, or a LIBOR Loan or Advance.
     “Unreimbursed Amount” has the meaning set forth in Section 2.6(c)(i).
     “Unrelated Person” means any Person other than (i) an employee stock ownership plan or other employee benefit plan covering the employees of Borrower and its Subsidiaries or (ii) an Affiliate of any Person or group of related Persons which as of the date of this Agreement is the beneficial owner of 25% or more (in the aggregate) of the outstanding common stock of Borrower.
     “Unrestricted Subsidiary” means each Subsidiary of Borrower which is not a Restricted Subsidiary.
     “Unused Fee” has the meaning set forth in Section 3.3.
     “Unused Fee Rate” means the applicable per annum percentage set forth in the definition of “Applicable Rates”.
     “Yen” and “¥” mean the lawful currency of Japan.

     SECTION 1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.
     SECTION 1.3 Accounting Terms — Fiscal Periods. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP or Borrower’s Fiscal Year or Fiscal Quarters change during the term of this Agreement such that the covenants contained in Sections 6.5 and 6.6 or the limitations on Capital Lease Obligations as set forth in Section 6.4(e) and Section 6.7(f) would then be calculated for different periods, in a different manner or with different components, (a) Borrower, the Co-Borrowers and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants for purposes of determining compliance with such covenants or limitation to substantially the same criteria as were effective prior to such change in Fiscal Year, Fiscal Quarters or in GAAP and (b) Borrower and the Co-Borrowers shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower and the Co-Borrowers would have been in compliance therewith for the pre-existing fiscal periods and under GAAP as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 7 to the Creditors, on the dates therein specified, with financial data presented for its pre-existing fiscal periods and in a manner which conforms with GAAP as in effect immediately prior to such change. Without limitation of the foregoing, if any joint venture, partnership or limited liability company in which Borrower holds a 50% or smaller interest shall be consolidated with Borrower under GAAP, it shall not be treated as a Subsidiary hereunder unless such venture, partnership or company otherwise meets the definition of “Subsidiary” hereunder.
     SECTION 1.4 Rounding. Any financial ratios required to be maintained by Borrower and the Co-Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.
     SECTION 1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.
     SECTION 1.6 Miscellaneous Terms. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
     (c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
     (d) The term “including” is by way of example and not limitation.
     (e) The term “or” is not exclusive.
     (f) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
     (g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     SECTION 1.7 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
     SECTION 1.8 Exchange Rates; Currency Equivalents.
     (a) The Administrative Agent or the Issuing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit and L/C Obligations denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.
     (b) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or maximum amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Lender, as the case may be.

     SECTION 1.9 Additional Alternative Currencies.
     (a) Borrower or any Co-Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request, such request shall be subject to the approval of the Administrative Agent and the Issuing Lender.
     (b) Any such request shall be made to the Administrative Agent and the Issuing Lender not later than 11:00 a.m. Las Vegas time 20 Business Days prior to the date of the desired issuance of the Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and the Issuing Lender in their sole discretion). The Issuing Lender shall notify the Administrative Agent, not later than 11:00 a.m. Las Vegas time 10 Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit, as the case may be, in such requested currency.
     (c) Any failure by the Issuing Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Lender to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify Borrower or relevant Co-Borrower and such currency shall thereupon be deemed to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Lender. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.9, the Administrative Agent shall promptly so notify Borrower or relevant Co-Borrower.
     SECTION 1.10 Change of Currency.
     (a) Each obligation of Borrower or any Co-Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
ARTICLE 2
LOANS AND LETTERS OF CREDIT
     SECTION 2.1 Loan Retranching-General. Subject to the satisfaction of the conditions precedent set forth in Section 12.1 and concurrently with the effectiveness of this Agreement on the Restatement Effective Date, (i) the Obligations under the Existing Loan Agreement shall be retranched in the manner set forth in Section 6 of the Amendment No. 9 and Restatement Agreement and (ii) the Extending Lenders shall become entitled to the immediate prepayment of the portion of the obligations held by them in the amount of the Required Prepayments. As of the Restatement Effective Date, Schedule 2.1 hereto sets forth:
     (a) The outstanding principal amount of the outstanding Class A-1 and Class A-2 Loans of each Lender as of the Restatement Effective Date, the amount of the Class A Funding Requirement of each Lender, and whether the Class A Revolving Obligations of that Lender outstanding on the Restatement Effective Date will be treated as Class A-1 Obligations or Class A-2 Obligations;
     (b) The outstanding principal amount of the Class B Loans, Class C Loans, Class D Loans and Class E Loans held by each Lender.
     SECTION 2.2 The Class A Funding Requirements; Required Prepayments.
     (a) Class A.
          (i) Prior to the Extension Date. Subject to the terms and conditions set forth herein, each Class A Lender shall have a several obligation to make Advances to Borrower or to any Co-Borrower pursuant to its Class A Funding Requirement, as set forth on Schedule 2.1, in Dollars from time to time, on any Business Day prior to the Maturity Date, in an amount such that the aggregate outstanding amount of Class A Loans of any such Class A Lender shall not exceed at any time the amount of such Lender’s Class A Funding Requirement; provided, that:
     (A) each Class A Loan shall consist of Advances by the Class A Lenders, ratably in accordance with their respective Class A Percentages;
     (B) after giving effect to each Class A Loan, the Class A Revolving Obligations (and after giving effect to any concurrent payment thereof with the proceeds of such Advances) shall not exceed the Aggregate Class A Funding Requirements;
     (C) in the case of Advances made to a Co-Borrower, such Advances are directly used to finance the development, construction or operation of hotel/casino properties owned by that Co-Borrower; and
     (D) subject to the limitations set forth herein, the Advances by each Class A Lender under its Class A Funding Requirement may be prepaid without premium or penalty.

          (ii) On and After the Extension Date. On the Extension Date (which may occur on or at any time before the Maturity Date), subject only to the satisfaction of the conditions precedent set forth in Section 12.2, each of the Class A-2 Lenders hereby severally and irrevocably agrees, for itself and for each assignee of its Class A-2 Loans, and of its related funding commitments hereunder, that:
     (A) the Class A Funding Requirements of the Class A-1 Lenders shall be terminated, without the requirement of termination of the Class A Funding Requirements of the Class A-2 Lenders;
     (B) the Class A-2 Lenders shall renew and extend the term of their respective Class A Funding Requirements to the Extended Maturity Date; and
     (C) each such Class A-2 Lender shall have a several obligation to make Advances to Borrower or to any Co-Borrower pursuant to its Class A Funding Requirement, in Dollars from time to time, on any Business Day prior to the Extended Maturity Date, in an amount such that the aggregate outstanding amount of Class A-2 Loans of any such Class A-2 Lender shall not exceed at any time the amount of such Lender’s Class A Funding Requirement; provided, that:
     (w) each Class A Loan made on or after the Extension Date shall consist of Advances by the Class A-2 Lenders, ratably in accordance with their respective Class A Percentages;
     (x) after giving effect to each Class A Loan, the Class A Revolving Obligations (and after giving effect to any concurrent payment thereof with the proceeds of such Advances) shall not exceed the Aggregate Class A Funding Requirements; and
     (y) in the case of Advances made to a Co-Borrower, such Advances are directly used to finance the development, construction or operation of hotel/casino properties owned by that Co-Borrower;
     (z) Subject to the limitations set forth herein, the Advances by each Class A Lender under its Class A Funding Requirement may be prepaid without premium or penalty.
          (iii) It is further understood and agreed that from and after the Amendment Effective Date and until Borrower or its Restricted Subsidiary Disposes of the Detroit Collateral pursuant to Sections 3.1(h) and 6.9(g), any unutilized portion of the Aggregate Class A Funding Requirements resulting from Loans repaid by Detroit may be utilized only by Detroit (and not Borrower) for Borrowings or Letters of Credit, unless the Requisite Lenders otherwise agree.
     (b) Class B. On the Restatement Effective Date, each Lender holds Class B Loans in the amount set forth in column G of Schedule 2.1. Each of Borrower and Detroit acknowledges that, pursuant to the Amendment No. 9 and Restatement Agreement, it has irrevocably surrendered its right to re-borrow any portion of the Class B Loans which is repaid or prepaid.

Subject to the limitations set forth herein, the Class B Loans may be prepaid without premium or penalty.
     (c) Class C.
          (i) Restatement Effective Date. On the Restatement Effective Date, each Lender holds Class C Loans in the amount set forth in column H of Schedule 2.1, provided that, on the Restatement Effective Date, the Administrative Agent shall remit to each Class C Lender, as a prepayment of its Class C Loans, the portion of the Required Prepayment owed to that Lender which that Lender has elected to apply to its Class C Loans pursuant to its Lender Consent. Each of Borrower and Detroit acknowledges that, pursuant to the Amendment No. 9 and Restatement Agreement, it has irrevocably surrendered its right to re-borrow any portion of the Class C Loans which is repaid or prepaid.
          (ii) Extension Date. On the Extension Date (which may occur on or at any time before the Maturity Date), subject only to the satisfaction of the conditions precedent set forth in Section 12.2, each of the Class C Lenders hereby severally and irrevocably agrees that they shall extend the maturity of the Class C Loans to the Extended Maturity Date.
          (iii) Subject to the limitations set forth herein, the Class C Loans may be prepaid without premium or penalty.
     (d) Class D. On the Restatement Effective Date, each Lender holds Class D Loans in the amount set forth in column I of Schedule 2.1. Subject to the limitations set forth herein, the Class D Loans may be prepaid without premium or penalty.
     (e) Class E.
          (i) Restatement Effective Date. On the Restatement Effective Date, each Lender holds Class E Loans in the amount set forth in column J of Schedule 2.1, provided that, on the Restatement Effective Date, the Administrative Agent shall remit to each Class E Lender, as a prepayment of its Class E Loans, the portion of the Required Prepayment owed to that Lender which that Lender has elected to apply to its Class E Loans pursuant to its Lender Consent.
          (ii) Extension Date. On the Extension Date (which may occur on or at any time before the Maturity Date), subject only to the satisfaction of the conditions precedent set forth in Section 12.2, each of the Class E Lenders hereby severally and irrevocably agrees that they shall extend the maturity of the Class E Loans to the Extended Maturity Date.
          (iii) Subject to the limitations set forth herein, the Class E Loans may be prepaid without premium or penalty.
     SECTION 2.3 Generally Applicable Lending Procedures.
     (a) Subject to the next sentence, all Loans (other than Swing Line Loans) shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loans, (ii) Type of Loans, (iii) aggregate amount of such Loans, (iv) Class of Loans and (v) in the case of a LIBOR Loan, the Interest Period for such Loans. Unless the Administrative Agent, in its sole and absolute discretion, has notified Borrower or the relevant Co-Borrower to the contrary, all Loans may be requested by telephone by a Responsible Official of Borrower or the relevant Co-Borrower, in which case Borrower or the relevant Co-Borrower shall confirm such request by promptly delivering a Request for Loan in person or by telecopier conforming to the preceding sentence to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request purportedly made by a Responsible Official of Borrower or the relevant Co-Borrower, and Borrower and the Co-Borrowers hereby agree to indemnify each Creditor from any loss, cost, expense or liability as a result of so acting.
     (b) Promptly following receipt of each Request for Loan, the Administrative Agent shall notify each relevant Lender by telephone, electronic mail or telecopier (and if by telephone, promptly confirmed by electronic mail or telecopier) of the date and type of the Loans, any applicable Interest Period, and, in the case of Class A Loans, that Class A Lender’s Pro Rata Share of the Class A Loans.
     (c) Not later than 11:00 a.m., Las Vegas time, on the date specified for any Class A Loan, which date must be a Business Day, each Lender having a Class A Funding Requirement shall make an Advance ratably in accordance with its respective Class A Percentage available to the Administrative Agent at the Administrative Agent’s Office in immediately available funds. Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all such Advances shall be credited on that date in immediately available funds to the Deposit Account for Borrower or that Co-Borrower.
     (d) Unless the Requisite Lenders otherwise consent, each Class A Loan shall be in an integral multiple of $1,000,000 which is not less than $5,000,000 (or any residual portion of the Class A Funding Requirements).
     (e) Upon the request of any Lender made through the Administrative Agent, Borrower and Co-Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note or Notes evidencing the amount of that Lender’s commitment to make Class A-1 Loans or Class A-2 Loans, and/or the outstanding principal amount of its Class B, Class C, Class D or Class E Loans.
     (f) A Request for Loan shall be irrevocable upon the Administrative Agent’s first notification thereof.
     (g) If no Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.3(a), if applicable) has been made within the requisite notice periods set forth in Section 2.2 or 2.3 prior to the end of the Interest Period for any LIBOR Loan, then on the last day of such Interest Period, such LIBOR Loan shall be automatically converted into a Base Rate Loan in the same amount.
     (h) If a Class A Loan is to be made on the same date that another Class A Loan is due and payable:
     (i) the Lenders shall make available to the Administrative Agent (or the Administrative Agent shall make available to the Lenders) the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan; and
     (ii) in the case where the same Party is the primary borrower of both such Loans, Borrower or the relevant Co-Borrower shall make available to the Administrative Agent (or the Administrative Agent shall make available to such Party) the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.
     SECTION 2.4 Base Rate Loans. Each request by Borrower or any Co-Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.3(a), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 10:00 a.m., Las Vegas time, on the date (which must be a Business Day) of the requested Base Rate Loan. All Loans shall constitute Base Rate Loans unless properly designated as LIBOR Loans pursuant to Section 2.3.
     SECTION 2.5 LIBOR Loans.
     (a) Each request by Borrower or any Co-Borrower for a LIBOR Loan (including any conversion or continuation thereof) shall be made pursuant to a Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.3(a), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 10:00 a.m., Las Vegas time, at least three Business Days before the first day of the applicable Interest Period.
     (b) On the date which is two Business Days before the first day of the applicable Interest Period, the Administrative Agent shall confirm its determination of the applicable LIBOR (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and any relevant Co-Borrowers and the Lenders by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).
     (c) Unless the Administrative Agent and the Requisite Lenders otherwise consent, no more than twenty-five LIBOR Loans shall be outstanding at any one time.
     (d) No LIBOR Loan may be requested during the continuation of a Default or Event of Default.
     (e) Nothing contained herein shall require any Lender to fund any LIBOR Advance in the Designated Market.
     SECTION 2.6 Letters of Credit.
     (a) Letter of Credit Subfacility. (i) Each of the Existing Letters of Credit shall be deemed issued and outstanding hereunder and deemed to have been issued pursuant to the Class A Funding Requirements of each Class A Lender. None of the Class B Lenders nor the Class C Lenders shall, in their capacities as such, have any continuing liability in respect of the Existing Letters of Credit, nor any obligation to participate in Letters of Credit which are hereafter issued.

Each Class A Lender shall, in its capacities as such, continue to be obligated in respect of each Existing Letter of Credit, and shall be deemed to have purchased a ratable participation, in accordance with its Class A Funding Requirement, in each Existing Letter of Credit.
          (ii) Subject to the terms and conditions of this Agreement (including Section 8.3), Borrower or any Co-Borrower may request from time to time during the period from the Restatement Effective Date through the day prior to the Letter of Credit Expiration Date that the Issuing Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.6, issue Letters of Credit in Dollars or in one or more Alternative Currencies for the account of Borrower or the relevant Co-Borrower, and each Issuing Lender agrees to issue for the account of Borrower or the relevant Co-Borrower one or more Letters of Credit in Dollars or in one or more Alternative Currencies and to amend Letters of Credit previously issued by it in accordance with clause (b) below; provided that
     (A) Borrower or the relevant Co-Borrower shall not request that any Issuing Lender issue any Letter of Credit if, after giving effect to such issuance, the aggregate outstanding principal amount of the Class A Revolving Obligations exceeds the Aggregate Class A Funding Requirements;
     (B) in no event shall any Issuing Lender issue any Letter of Credit having an expiration date after the Maturity Date unless and until the Extension Date has occurred;
     (C) Borrower or the relevant Co-Borrower shall not request any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed the lesser of (A) any limit established by Law after the Restatement Effective Date on the Issuing Lender’s ability to issue the requested Letter of Credit or (B) $250,000,000; and
     (D) prior to the issuance of any Letter of Credit the Issuing Lender shall request confirmation by telephone from the Administrative Agent that such Letter of Credit may be issued and shall have received electronic confirmation from the Administrative Agent to that effect. Letters of Credit may be denominated in Dollars or in an Alternative Currency as requested by Borrower (the currency shall be deemed to be Dollars unless specifically requested by Borrower); provided that in respect of any Letter of Credit issued in an Alternative Currency, (A) the Administrative Agent shall be entitled to mark to market the exposure associated with such Letters of Credit at such time intervals, and using such methods, as the Administrative Agent may determine in its discretion, and (B) all fees payable in respect of such Letters of Credit shall continue to be payable in Dollars.
Notwithstanding the foregoing, the Issuing Lender shall not be obligated to issue any Letter of Credit if:
     (A) on or prior to the Business Day immediately preceding the issuance thereof any Class A Lender has notified the Administrative Agent or the Issuing Lender in writing that the conditions set forth in Section 8.3 have not been satisfied with respect to the issuance of such Letter of Credit;

     (B) any order, judgment or decree of any Governmental Agency or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Agency with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender are not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which the Issuing Lender in good faith deems material to it;
     (C) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender;
     (D) the Issuing Lender does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;
     (E) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all of the Lenders have approved such expiry date; or
     (F) a default of any Lender’s obligations to fund under Section 2.6(c) or any other provision of this Agreement exists or any Lender is at such time an Impacted Lender, unless the applicable Issuing Lender has entered into arrangements satisfactory to such Issuing Lender with Borrower or such Lender to eliminate such Issuing Lender’s risk with respect to such Lender.
     (b) Procedures for Issuance and Amendment of Letters of Credit.
          (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower or any Co-Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Official of Borrower or the relevant Co-Borrower. Each Letter of Credit Application submitted by Borrower (or any Co-Borrower) shall be deemed to be a representation and warranty that the conditions specified in Section 8.3 have been satisfied on and as of the date of the issuance of the Letter of Credit requested thereby. Such Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 1:00 p.m., Las Vegas time, at least three Business Days (or such later date and time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (W) the Letter of Credit to be amended; (X) the proposed date of amendment thereof (which shall be a Business Day); (Y) the nature of the proposed amendment; and (Z) such other matters as the Issuing Lender may require. Additionally, Borrower (or the applicable Co-Borrower) shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Lender or the Administrative Agent may reasonably require.
          (ii) Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Borrower or the relevant Co-Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Lender of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of Borrower or the relevant Co-Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Class A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to (a) the amount of such Letter of Credit times (b) that Lender’s Class A Percentage.
          (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising Lender with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to Borrower or the relevant Co-Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
          (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify Borrower or the relevant Co-Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, Borrower or the relevant Co-Borrower shall reimburse the Issuing Lender in such Alternative Currency, unless (A) the Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, Borrower or the relevant Co-Borrower shall have notified the Issuing Lender promptly following receipt of the notice of drawing that Borrower or the relevant Co —Borrower will reimburse the Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Lender shall notify Borrower or the relevant Co-Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m., Las Vegas time, on the date of any payment by the Issuing Lender under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Issuing Lender under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), Borrower or the relevant Co-Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If Borrower or the relevant Co-Borrower fails to so reimburse that Issuing Lender by such time, the Administrative Agent shall promptly notify each Class A Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Class A Percentage in respect thereof. In such event, Borrower shall be deemed to have requested a Base Rate Loan under the Class A Funding Requirements to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1(i) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Class A Funding Requirements and the conditions set forth in Section 8.2 (other than the delivery of a Request for Loan). Any notice given by an Issuing Lender or the Administrative Agent pursuant to this Section 2.6(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (ii) Each Class A Lender (including any Class A Lender acting as Issuing Lender) shall upon any notice pursuant to Section 2.6(c)(i) make funds available, in Dollars, to the Administrative Agent for the account of that Issuing Lender at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., Las Vegas time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.6(c)(iii), each Class A Lender that so makes funds available shall be deemed to have made a Advance to Borrower or the relevant Co-Borrower in such amount. The Administrative Agent shall remit the funds so received to that Issuing Lender in Dollars.
          (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Base Rate Loan because the conditions set forth in Section 8.2 cannot be satisfied or for any other reason, Borrower or the relevant Co-Borrower shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Class A Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.6(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Class A Lender in satisfaction of its participation obligation under this Section 2.6.
          (iv) Until each Class A Lender funds its Advance or L/C Advance pursuant to this Section 2.6(c) to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the Issuing Lender.
          (v) Each Class A Lender’s obligation to make Advances or L/C Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this

Section 2.6(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, Borrower, any Co-Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Class A Lender’s obligation to make Advances pursuant to this Section 2.6(c) is subject to the conditions set forth in Section 8.2 (other than delivery by Borrower or any Co-Borrower of a Request for Loan). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower or the relevant Co-Borrower to reimburse the Issuing Lender for the amount of any payment made by that Issuing Lender under any Letter of Credit, together with interest as provided herein.
          (vi) If any Class A Lender fails to make available to the Administrative Agent for the account of an Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(c) by the time specified in Section 2.6(c)(ii), that Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to that Issuing Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Issuing Lender submitted to any Class A Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
          (i) At any time after any Issuing Lender has made a payment under any Letter of Credit and has received from any Class A Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.6(c), if the Administrative Agent receives for the account of that Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower, or the relevant Co-Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Class A Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.
          (ii) If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.6(c)(i) is required to be returned under any of the circumstances described in Section 11.27 (including pursuant to any settlement entered into by that Issuing Lender in its discretion), each Class A Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Class A Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Class A Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Class A Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of Borrower and the Co-Borrowers to reimburse the Issuing Lender for each drawing under Letters of Credit and to repay each L/C

Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
     (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower or the relevant Co-Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Borrower or the relevant Co Borrower or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or the relevant Co Borrower.
Borrower or the relevant Co-Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s or the relevant Co-Borrower’s instructions or other irregularity, Borrower or the relevant Co-Borrower will immediately notify the Issuing Lender. Borrower or the relevant Co-Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.
     (f) Role of the Issuing Lender. Each Lender, Borrower and each of the Co-Borrowers agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Requisite Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Borrower and the relevant Co-Borrower hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s or the relevant Co-Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.6(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower or the relevant Co-Borrower may have a claim against the Issuing Lender, and that Issuing Lender may be liable to Borrower or the relevant Co-Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower or the relevant Co-Borrower which such Borrower or such Co-Borrower proves were caused by that Issuing Lender’s willful misconduct or gross negligence or that Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation remains outstanding, or (iii) if, at any time, any Class A Lender is an Impacted Lender (but only to the extent of the unfunded portion of such Impacted Lender’s share of such L/C Obligation), Borrower or the relevant Co-Borrower shall immediately Cash Collateralize the then outstanding amount of the Letter of Credit Usage (in an amount equal to such outstanding amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). In addition, the Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Class A Lenders, as collateral for the then outstanding amount of the Letter of Credit Usage, Cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Class A Lenders). Derivatives of such term have corresponding meanings. Borrower and Co-Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Any Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
     (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by an Issuing Lender and Borrower or the relevant Co-Borrower when a Letter of Credit is issued, (i) the Rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the Rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.
     (i) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
     (j) Fees for Modifications. The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit, except that the issuance fees payable to Bank of America as an Issuing Lender shall be payable as set forth in the letter agreement referred to in Section 3.4.
     SECTION 2.7 Swing Line. (a) Subject to the terms and conditions set forth herein, from the Restatement Effective Date through the day prior to the Maturity Date (and, after the occurrence of the Extension Date, the day prior to the Extended Maturity Date) any Lenders hereafter designated as Swing Line Lenders pursuant to the terms of this Agreement may, in their sole discretion, elect to make Swing Line Loans to Borrower and each of the Co-Borrowers in such amounts as they may request which do not result in the Class A Revolving Obligations being in excess of the Aggregate Class A Funding Requirements, provided that:
     (i) after giving effect to each Swing Line Loan, the aggregate principal amount of the Swing Line Outstandings shall not exceed $150,000,000;
     (ii) no Swing Line Lender shall be obligated to permit the aggregate principal amount of the Swing Line Outstanding owed to that Swing Line Lender to exceed any limit set forth in the Swing Line Documents executed in favor of that Swing Line Lender;
     (iii) without the consent of all of the Lenders, no Swing Line Loan may be made during the continuation of an Event of Default;
     (iv) prior to the making of the initial Swing Line Loan by the relevant Swing Line Lender, Borrower or the relevant Co-Borrower shall have provided the relevant Swing Line Lender with a note or other Swing Line Documents in form and substance reasonably satisfactory to that Swing Line Lender; and
     (v) the relevant Swing Line Lender has not given at least twenty-four hours prior notice to Borrower that availability under the Swing Line is suspended or terminated. Borrower and the Co-Borrowers may borrow, repay and reborrow under this Section.
Unless notified to the contrary by the Administrative Agent, borrowings under the Swing Line may be made in amounts which are integral multiples of $100,000 upon telephonic request by a Responsible Official of Borrower or the relevant Co-Borrower made to the Administrative Agent (and to the relevant Swing Line Lender, if the Swing Line Lender is not Bank of America) not later than 1:00 p.m., Las Vegas time, on the Business Day of the requested borrowing (which telephonic request shall be promptly confirmed in writing by telecopier), provided that if the requested Swing Line Loan is to be credited to an account which is not with the Swing Line Lender, the request must be submitted by 11:30 a.m., Las Vegas time. Promptly after receipt of such a request for borrowing, the Administrative Agent shall provide telephonic verification to the relevant Swing Line Lender that, after giving effect to such request, the Class A Revolving Obligations will not exceed the then effective Aggregate Class A Funding Requirements (and such verification shall be promptly confirmed in writing by telecopier or by email). Unless notified to the contrary by the relevant Swing Line Lender, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000. If Borrower or the relevant Co-Borrower instructs a Swing Line Lender to debit its demand deposit account at that Swing Line Lender in the amount of any payment with respect to a Swing Line Loan, or that Swing Line Lender otherwise receives repayment, after 3:00 p.m., Las Vegas time, on a Business Day, such payment shall be deemed received on the next Business Day. Each Swing Line Lender shall promptly notify the Administrative Agent of the Swing Line Outstandings each time there is a change therein or if it suspends or terminates availability under its Swing Line
     (b) Swing Line Loans shall bear interest at a rate per annum agreed to from time to time by Borrower and the relevant Swing Line Lender. Interest shall be payable on such dates, as may be specified by the relevant Swing Line Lender and in any event on the Maturity Date (and if the Extension Date occurs on the Extended Maturity Date). Each Swing Line Lender shall be responsible for invoicing Borrower or the relevant Co Borrower for such interest on Swing Line Loans made by it. Interest payable on each Swing Line Loan is solely for the account of the Swing Line Lender making that Swing Line Loan (subject to clause (d) below).
     (c) A Swing Line Loan shall be payable within five Business Days after demand made by the relevant Swing Line Lender and in any event on the date when all other Obligations are due.
     (d) Upon the making of a Swing Line Loan in accordance with Section 2.7(a), each Class A Lender shall be deemed to have purchased from the relevant Swing Line Lender a participation therein in an amount equal to that Lender’s Class A Percentage of the Aggregate Class A Funding Requirements times the amount of the Swing Line Loan. Upon demand made by the relevant Swing Line Lender through the Administrative Agent, each Class A Lender shall, according to its Class A Percentage, promptly provide to such Swing Line Lender its purchase price therefor in an amount equal to its participation therein. The obligation of each Class A Lender to so provide its purchase price to a Swing Line Lender shall be absolute and unconditional (subject only to the making of a demand upon that Class A Lender by such Swing Line Lender) and shall not be affected by the occurrence of a Default or Event of Default; provided that no Class A Lender shall be obligated to purchase (i) Swing Line Loans to the extent that the aggregate Swing Line Outstandings are in excess of $150,000,000 or to the extent that the Class A Revolving Obligations exceed the Aggregate Class A Funding Requirements and (ii) any Swing Line Loan made (absent the consent of all of the Class A Lenders at any time when the applicable conditions set forth in Section 8.2 have not been satisfied). Each Class A Lender that has provided to a Swing Line Lender the purchase price due for its participation in Swing Line Loans shall thereupon acquire a pro rata participation, to the extent of payment, in the claim of such Swing Line Lender against Borrower and the Co-Borrowers for principal and interest and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower or the Co-Borrowers with respect to such claim and in any interest payment made by Borrower or the Co-Borrowers (but only with respect to periods subsequent to the date such Class A Lender paid the Swing Line Lender its purchase price) with respect to such claim.
     (e) Upon any demand for payment of the Swing Line Outstandings by a Swing Line Lender (unless Borrower or the relevant Co-Borrower has made other arrangements acceptable to such Swing Line Lender to reduce the Swing Line Outstandings to $0), Borrower or the relevant Co-Borrower, as applicable, shall request a Class A Loan pursuant to Section 2.3 sufficient to repay all Swing Line Outstandings to that Swing Line Lender. In each case, the Administrative Agent shall automatically provide the respective Advances made by each Class A Lender to the relevant Swing Line Lender (which such Swing Line Lender shall then apply to the Swing Line Outstandings). In the event that Borrower and the Co-Borrowers fail to request a Loan within the time specified by Section 2.3 on any such date, the Administrative Agent may, but is not required to, without notice to or the consent of Borrower or the Co-Borrowers, cause Advances to be made by the Class A Lenders under their respective Class A Funding Requirements in amounts which are sufficient to reduce the Swing Line Outstandings as required above. The conditions precedent set forth in Article 8 shall not apply to Advances to be made by the Class A Lenders pursuant to the three preceding sentences but the Class A Lenders shall not be obligated to make such Advances to the extent that the conditions set forth in Section 2.7(a)(i), (ii) and (iii) were not satisfied as to any Swing Line Loan which is part of such Swing Line Outstandings. The proceeds of such Advances shall be paid directly to the Swing Line Lender for application to the Swing Line Outstandings.
     SECTION 2.8 Reserved.
     SECTION 2.9 Co-Borrowers. Detroit shall continue to have the right to request Loans, Swing Line Loans and Letters of Credit through the Administrative Agent directly from the Lenders, the Swing Line Lenders and the Issuing Lender, subject to the terms and conditions set forth herein. From time to time following the Restatement Effective Date and upon such prior notice as reasonably requested by Administrative Agent, Borrower may designate one or more Guarantors which are United States domestic Persons to be additional joint and several direct Co-Borrowers hereunder by written request to the Administrative Agent accompanied by (a) an executed Assumption Agreement and appropriate Notes (to the extent requested by any Lender) executed by the designated Guarantor, (b) a certificate of good standing of the designated Guarantor in the jurisdiction of its incorporation or organization, (c) a certified resolution authorizing the execution and delivery of the Assumption Agreement and such Notes, (d) a written consent to the Assumption Agreement executed by each other Guarantor, (e) appropriate written legal opinions with respect to the Co-Borrower and the Assumption Agreement and (f) such documentation and other evidence as is reasonably requested by the

Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under the Act and under similar regulations. The Administrative Agent shall promptly notify the Lenders of such request, together with copies of such of the foregoing as any Lender may request and the designated Guarantor shall become a Co-Borrower hereunder. Notwithstanding the other provisions of this Section 2.9, (i) each Loan and Letter of Credit made hereunder to Detroit or any other Co-Borrower shall be used solely and directly to finance and/or refinance the development, construction or operation of hotel/casino properties owned by that Co-Borrower, and (ii) the liability of Detroit is limited to that portion of the Obligations which are actually borrowed or received by Detroit and shall reduce from time to time in the manner set forth in the Detroit Orders.
     SECTION 2.10 Reduction of the Aggregate Class A Funding Requirements.
     (a) Borrower and the Co-Borrowers shall have the right, at any time and from time to time, without penalty or charge, upon at least three Business Days’ prior written notice by a Responsible Official of Borrower and the Co-Borrowers to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000 (but in the case of reductions, not less than $5,000,000), or to terminate, all or a portion of the then undisbursed portion of the Aggregate Class A Funding Requirements (ratably as to each Class A Lender); provided that the Aggregate Class A Funding Requirements may not be so reduced to an amount which is less than the then outstanding Class A Revolving Obligations.
     (b) Each reduction in the amount of the Aggregate Class A Funding Requirements shall result in a corresponding reduction in the amount of the Revolving Commitment.
     (c) The Administrative Agent shall promptly notify the Lenders of any reduction or termination of the Commitments under this Section.
     SECTION 2.11 Optional Termination of Commitments. Following the occurrence of a Change in Control, the Requisite Lenders may in their sole and absolute discretion elect to terminate the Commitments during the sixty day period immediately subsequent to the later of (a) such occurrence or (b) the earlier of (i) receipt of written notice to the Administrative Agent of the Change in Control from Borrower and the Co-Borrowers, or (ii) if no such notice has been received by the Administrative Agent, the date upon which the Administrative Agent has actual knowledge thereof. In the event that the Lenders elect to so terminate the Commitments, the Commitments shall be terminated effective on the date which is sixty days subsequent to written notice from the Administrative Agent to Borrower and the Co-Borrowers thereof.
     SECTION 2.12 Administrative Agent’s Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Lender no later than 10:00 a.m., Las Vegas time, on the Business Day of the proposed funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to

Borrower or the relevant Co-Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower or a Co-Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify Borrower or that Co-Borrower who shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower or the Co-Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its share of the Commitments or to prejudice any rights which the Administrative Agent, Borrower or any Co-Borrower may have against any Lender as a result of any default by such Lender hereunder.
     SECTION 2.13 Senior Indebtedness. The Obligations shall be and hereby are designated as “Senior Indebtedness” and “Senior Obligations” of Borrower and its Restricted Subsidiaries with respect to all Subordinated Obligations, and Borrower shall promptly provide to the trustee or other representative of the holders of each class of Subordinated Obligations any certificate, designation or other writing which is required by the terms of the indenture or other instrument evidencing any Subordinated Obligations to so designate the Obligations.
ARTICLE 3
PAYMENTS AND FEES
     SECTION 3.1 Principal and Interest.
     (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue principal and interest at the Default Rate to the fullest extent permitted by applicable Laws.
     (b) Interest accrued on each Base Rate Loan on each Quarterly Payment Date shall be due and payable on that day. Except as otherwise provided in Section 3.8, the unpaid principal amount of any Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the applicable Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Base Rate shall take effect simultaneously with the corresponding change in the Base Rate.
     (c) Interest accrued on each LIBOR Loan shall be due and payable on the date which is one month after the date such LIBOR Loan was made (and, every month thereafter through the last day of the Interest Period) and on the last day of the related Interest Period. Except as otherwise provided in Section 3.8, the unpaid principal amount of any LIBOR Loan shall bear interest at a rate per annum equal to LIBOR for that LIBOR Loan plus the applicable LIBOR Margin.
     (d) For the avoidance of doubt, the Class A-2 Lenders, Class C Lenders and Class E Lenders shall receive the different interest rate margins and Letter of Credit Fees from the A-1 Lenders, the Class B Lenders and the Class D Lenders, as specified in the definition of “Applicable Rates.”
     (e) If not sooner paid, the principal Indebtedness under the Commitments shall be payable as follows:
     (i) the amount, if any, by which the Class A Revolving Obligations at any time exceed the Aggregate Class A Funding Requirements shall be payable immediately;
     (ii) the Obligations shall be payable in their entirety on the Maturity Date, provided that, subject to the fulfillment of the conditions set forth in Section 12.2, the Class A-2 Lenders, Class C Lenders and Class E Lenders agree that this subsection (ii) is subject to the provisions of Section 2.2 (but that the Obligations owed to the Class A-2 Lenders, the Class C Lenders and the Class E Lenders shall in any event be due and payable in full on the Extended Maturity Date).
     (f) The Loans and Advances made hereunder may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section 3.1(f), (i) any partial prepayment shall be not less than $5,000,000, or in integral multiples of $1,000,000 which are in excess of $5,000,000, (ii) the Administrative Agent shall have received written notice of any prepayment by 9:00 a.m., Las Vegas time, on the Business Day prior to the date of prepayment (which must be a Business Day) in the case of a Base Rate Loan, and, in the case of a LIBOR Loan, three Business Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal on any LIBOR Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid and (iv) any payment or prepayment of all or any part of any LIBOR Loan on a day other than the last day of the applicable Interest Period shall be subject to Section 3.7(e). Notwithstanding the foregoing sentence, the making of the Required Prepayments shall not result in any payments being due under Section 3.7(e). Promptly following receipt of a notice of prepayment under clause (ii) above, the Administrative Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and amount thereof.
     (g) [Reserved].
     (h) If Borrower or any of its Restricted Subsidiaries Disposes of the Detroit Collateral (other than such Dispositions of personal or obsolete property in the ordinary course of business and consistent with historical practice) pursuant to Section 6.9(g), Borrower and Detroit shall, within five days of the receipt of the proceeds of such Disposition, prepay the Loans and permanently reduce the Commitments hereunder in an amount of not less than the Detroit Disposition Prepayment Amount (with such prepayments of the Loans and reduction of the Commitments to be applied first to the Detroit Loans and thereafter to the Loans of Borrower). Any amounts so repaid may be reborrowed only with the prior written consent of Requisite Lenders.
     (i) Except as otherwise provided in clause (h) above, Borrower shall, within ten days of the receipt thereof, use 50% of the Net Cash Proceeds of any Disposition pursuant to Section 6.9(h) and any other Disposition not otherwise permitted under Section 6.9 to prepay the Loans and permanently reduce the Aggregate Class A Funding Requirements hereunder, provided that, Net Cash Proceeds shall exclude all sums paid to retire Indebtedness attributable to the asset which is the subject of the Disposition. The application of the prepayments required by this clause (i) shall be made in the manner contemplated by Section 3.1(i) of the Existing Loan Agreement (i.e., on a pro rata basis to the Term Loans and to the Revolving Commitments), it being understood that (A) the portion of such prepayments allocable to the Term Loans shall be applied ratably to the then outstanding Class D Loans and Class E Loans, and (B) that the portion of such prepayments allocable to the Revolving Commitments shall be applied ratably to reduce the Class A Funding Requirements, the Class B Loans and the Class C Loans.
     (j) Within ten days following the issuance of any Indebtedness pursuant to Section 6.7(i), unless otherwise waived by the Requisite Lenders, Borrower shall use 50% of the Net Cash Proceeds in excess of the first $250,000,000 in aggregate Net Cash Proceeds following the Restatement Effective Date to permanently prepay the Loans, applied ratably to the then outstanding Loans by Class (for this purpose, treating the Class A Funding Requirement as being fully outstanding as Class A Loans) and, to the extent applied to the Class A Loans, shall permanently reduce the Aggregate Class A Funding Requirement.
     (k) Upon the incurrence of any Indebtedness pursuant to Section 6.7 (j) that results in Net Cash Proceeds that are not utilized concurrently (or in any event, that are not utilized within the ten day period set forth in this Section 3.1(k)) to repay, prepay or refinance Interim Maturities, Borrower shall, unless waived by the Requisite Lenders, within ten days of the receipt thereof, use 100% of such unutilized Net Cash Proceeds to prepay the Class A Loans (but without any reduction of the Class A Funding Requirements); provided that, any amounts so prepaid may thereafter be reborrowed by Borrower only to either:
     (i) repay or prepay outstanding Interim Maturities pursuant to a Request for Loan which further shall identify the Interim Maturities to be repaid or prepaid, or
     (ii) to prepay the Loans and permanently reduce the Aggregate Class A Funding Requirements hereunder, applied on a pro rata basis to the Term Loans and to the Revolving Commitments, it being understood that (A) the portion of such prepayments allocable to the Term Loans shall be applied ratably to the then outstanding Class D Loans and Class E Loans, and (B) that the portion of such prepayments allocable to the Revolving Commitments shall be applied ratably to reduce the Class A Funding Requirements, the Class B Loans and the Class C Loans.
     (l) Upon the issuance of any Equity Interests pursuant to Section 6.10(f), Borrower shall, within ten days of the receipt thereof, use 50% of the Net Cash Proceeds realized in excess of the first $500,000,000 in aggregate Net Cash Proceeds of any such issuances realized following the Amendment Effective Date to prepay the Loans and permanently reduce the Aggregate Class A Funding Requirements hereunder, applied on a pro rata basis to the Term Loans and to the Revolving Commitments, it being understood that (A) the portion of such prepayments allocable to the Term Loans shall be applied ratably to the then outstanding Class D Loans and Class E Loans, and (B) that the portion of such prepayments allocable to the Revolving Commitments shall be applied ratably to reduce the Class A Funding Requirements, the Class B Loans and the Class C Loans.
     SECTION 3.2 [Reserved]
     SECTION 3.3 Unused Fees. From the Restatement Effective Date, Borrower and the Co-Borrowers shall pay to the Administrative Agent, for the ratable accounts of the Class A Lenders according to their respective Class A Funding Requirements, an unused fee equal to the Unused Fee Rate in effect from time to time times the difference between (i) the principal amount of the Aggregate Class A Funding Requirements, and (ii) the aggregate principal amount Class A Revolving Obligations (including the Letters of Credit), other than the Swing Line Outstandings (the “Unused Fee”). The Unused Fees shall be payable quarterly in arrears on each Quarterly Payment Date, on the Maturity Date, on the Extension Date, on the Extended Maturity Date and upon the date of any partial reduction or termination of the Class A Funding Requirements pursuant to Sections 2.10, 2.11 or 11.24.
     SECTION 3.4 Letter of Credit Fees. With respect to each Letter of Credit, Borrower and the Co-Borrowers shall pay the following fees:
     (a) concurrently with the issuance of each Standby Letter of Credit, any letter of credit issuance fee agreed to between Borrower, the relevant Co-Borrower and the Issuing Lender, which fee shall be for the sole account of that Issuing Lender (in the case of Bank of America, as an Issuing Lender, in the amount set forth in a letter agreement between Borrower and Bank of America);
     (b) to the Administrative Agent for the account of the Class A Lenders in accordance with their respective Class A Funding Requirements, in Dollars, a standby letter of credit fee in an amount equal to the applicable Standby Letter of Credit Fee per annum times the Dollar Equivalent of the daily amount available to be drawn under such Standby Letter of Credit (the amount available to be drawn on such Letter of Credit shall be determined in accordance with Section 1.7), which standby letter of credit fee shall be (i) due and payable on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Standby Letter of Credit, on the Maturity Date, on the Extension Date and on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears provided that if there is any change in the Standby Letter of Credit Fee during any quarter, the daily amount available to be drawn under each Standby Letter of Credit shall be computed and multiplied by the Standby Letter of Credit Fee separately for each period during such quarter that such Standby Letter of Credit Fee was in effect; and
     (c) concurrently with each issuance, negotiation, drawing or amendment of each Commercial Letter of Credit, to the Issuing Lender for the sole account of that Issuing Lender, issuance, negotiation, drawing and amendment fees in the amounts set forth from time to time as that Issuing Lender’s published scheduled fees for such services.
     SECTION 3.5 Agency Fees. On March 16, 2010, and annually thereafter on each March 16, Borrower and the Co-Borrowers shall pay to the Administrative Agent an agency fee in such amounts as heretofore agreed upon by letter agreement between Borrower and Bank of America and Banc of America Securities LLC. The agency fee is for the services to be performed by the Administrative Agent in acting as Administrative Agent and is fully earned on the date paid. The agency fee paid to the Administrative Agent is solely for its own account and is nonrefundable.
     SECTION 3.6 Increased Commitment Costs. If any Lender shall determine in good faith that the introduction after the Restatement Effective Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its LIBOR Lending Office) or any corporation controlling the Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten Business Days after demand of such Lender, Borrower and the Co-Borrowers shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower and the Co-Borrowers shall not be obligated to pay any such amount which arose prior to the date which is ninety days preceding the date of such demand or is attributable to periods prior to the date which is ninety days preceding the date of such demand. Each Lender’s determination of such amounts shall be conclusive in the absence of manifest error. Any request for compensation by a Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower and the Co-Borrowers, a calculation of the amount due, and a certification that the corresponding costs or diminished rate of return on capital have been incurred or sustained by the Lender. If Borrower and the Co-Borrowers become obligated to pay a material amount under this Section to any Lender, that Lender will be subject to removal in accordance with Section 11.24; provided that Borrower and the Co-Borrowers shall have paid such amount to that Lender and that Borrower and the Co-Borrowers, within the thirty day period following the date of such payment, shall have notified that Lender in writing of their intent to so remove the Lender.

     SECTION 3.7 LIBOR Costs and Related Matters. (a) In the event that any Governmental Agency imposes on any Lender any reserve or comparable requirement (including any emergency, supplemental or other reserve) with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “eurocurrency liabilities”) of that Lender, Borrower or the relevant Co-Borrower shall pay that Lender within five Business Days after demand all amounts necessary to compensate such Lender (determined as though such Lender’s LIBOR Lending Office had funded 100% of its LIBOR Advance in the Designated Market) in respect of the imposition of such reserve requirements. The Lender’s determination of such amount shall be conclusive in the absence of manifest error.
     (b) If, after the Restatement Effective Date, the existence or occurrence of any Special Eurodollar Circumstance:
     (i) shall subject any Lender or its LIBOR Lending Office to any tax, duty or other charge or cost with respect to any LIBOR Advance, any of its Notes evidencing LIBOR Advances or its obligation to make LIBOR Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any LIBOR Advance or any other amounts due under this Agreement in respect of any LIBOR Advance, any of its Notes evidencing LIBOR Advances or its obligation to make LIBOR Advances, excluding (i) taxes imposed on or measured in whole or in part by its overall net income, gross income or gross receipts, (ii) franchise taxes imposed by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business,” and (iii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower or the relevant Co- Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then available under applicable Laws;
     (ii) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the Restatement Effective Date (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its LIBOR Lending Office); or
     (iii) shall impose on any Lender or its LIBOR Lending Office or the Designated Market any other condition affecting any LIBOR Advance, any of its Notes evidencing LIBOR Advances, its obligation to make LIBOR Advances or this Agreement, or shall otherwise affect any of the same;
     (iv) and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its LIBOR Lending Office of making or maintaining any LIBOR Advance or in respect of any LIBOR Advance, any of its Notes evidencing LIBOR Advances or its obligation to make LIBOR Advances or reduces the amount of any sum received or receivable by such Lender or its LIBOR Lending Office with respect to any LIBOR Advance, any of its Notes evidencing LIBOR Advances or its obligation to make LIBOR Advances (assuming such Lender’s LIBOR Lending Office had funded 100% of its LIBOR Advance in the Designated Market), then, within five Business Days after demand by such Lender (with a copy to the Administrative Agent), Borrower and the Co-Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s LIBOR Lending Office had funded 100% of its LIBOR Advance in the Designated Market). A statement of any Lender claiming compensation under this clause (b) and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.
     (c) If, after the Restatement Effective Date, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its LIBOR Lending Office to make, maintain or fund its portion of any LIBOR Advance or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Market, or to determine or charge interest rates based upon LIBOR, and such Lender shall so notify the Administrative Agent, then such Lender’s obligation to make LIBOR Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders, Borrower and the Co-Borrowers. Upon receipt of such notice, the outstanding principal amount of such Lender’s LIBOR Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances on either (1) the last day of the Interest Period(s) applicable to such LIBOR Advances if such Lender may lawfully continue to maintain and fund such LIBOR Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under clause (e) of this Section. Each Lender agrees to endeavor promptly to notify Borrower and the Co-Borrowers of any event occurring after the Restatement Effective Date of which it has actual knowledge, which will cause that Lender to notify the Administrative Agent under this Section, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any LIBOR Loan or Advance, such Lender shall fund such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance. Any Lender whose obligation to make LIBOR Advances has been suspended under this Section shall promptly notify the Administrative Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.
     (d) If, with respect to any proposed LIBOR Loan:
     (i) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Market for the applicable Interest Period; or

     (ii) the Requisite Lenders advise the Administrative Agent that LIBOR as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Market in the relevant amount for the applicable Interest Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable LIBOR Advances;
then the Administrative Agent forthwith shall give notice thereof to Borrower or the relevant Co- Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower or the relevant Co-Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future LIBOR Advances shall be suspended unless (but only if clause (2) above is the basis for such suspension) Borrower and each Co-Borrower notify the Administrative Agent in writing that they elect to pay the Enhanced LIBOR Margin with respect to all LIBOR Loans made during such period.
     (e) Upon payment or prepayment of any LIBOR Advance (other than as the result of a conversion required under clause (c) of this Section) on a day other than the last day in the applicable Interest Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower or any Co-Borrower (for a reason other than the failure of a Lender to make an Advance) to borrow on the date or in the amount specified for a LIBOR Advance in any Request for Loan, or upon the failure of Borrower or any Co-Borrower to prepay a LIBOR Loan or Advance on the date specified in a notice of prepayment delivered to the Administrative Agent pursuant to Section 3.1(f), Borrower and the Co-Borrowers shall pay to the appropriate Lender within 10 Business Days after demand a prepayment fee, failure to borrow fee or failure to prepay fee, as the case may be (determined as though 100% of that Lender’s LIBOR Advance had been funded in the Designated Market), equal to the sum of:
          (i) the principal amount of the LIBOR Advance prepaid or not borrowed or prepaid, as the case may be, times (the number of days from and including the date of prepayment or failure to borrow or prepay, as applicable, to but excluding the last day in the applicable Interest Period divided by 360) times the applicable Interest Differential (provided that the product of the foregoing formula must be a positive number); plus
          (ii) all out-of-pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow.
Each Lender’s determination of the amount of any prepayment fee, failure to borrow fee or failure to prepay fee payable under this Section shall be conclusive in the absence of manifest error.
     (f) Each Lender agrees to endeavor promptly to notify Borrower and the Co-Borrowers of any event of which it has actual knowledge, occurring after the Restatement Effective Date, which will entitle such Lender to compensation pursuant to clause (a) or clause (b) of this Section, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower and the Co-Borrowers, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Lender.
     (g) If any Lender claims compensation or is excused from making or continuing LIBOR Loans or Advances under this Section:
          (i) Borrower and the Co-Borrowers may at any time, upon at least four Business Days’ prior notice to the Administrative Agent and such Lender and upon payment in full of the amounts provided for in this Section through the date of such payment plus any prepayment fee (subject to clause (c) of this Section) required by clause (e) of this Section, pay in full the affected LIBOR Advances of such Lender or request that such LIBOR Advances be converted to Base Rate Advances; and
          (ii) In the case where Borrower and the Co-Borrowers become obligated to pay a material amount under this Section to any Lender, that Lender will be subject to removal in accordance with Section 11.24; provided that Borrower and the Co-Borrowers shall have paid such amount to that Lender and that Borrower and the Co-Borrowers, within the thirty day period following the date of such payment, shall have notified that Lender in writing of their intent to so remove the Lender.
     SECTION 3.8 Late Payments. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the rate otherwise payable with respect thereto plus 2% per annum (or, in the case of any Obligations which do not bear stated interest, at the rate then otherwise applicable to Base Rate Loans plus 2% per annum), to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.
     SECTION 3.9 Computation of Interest and Fees. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on LIBOR Loans and all fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower and the Co-Borrowers acknowledge that such latter calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the, Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.
     SECTION 3.10 Non-Business Days. If any payment to be made by Borrower, any of the Co-Borrowers or any other Party under any Loan Document shall come due on a day other than a

Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.
     SECTION 3.11 Manner and Treatment of Payments. (a) Each payment hereunder (except payments pursuant to Sections 3.6, 3.7, 11.3 and 11.11) or on the Notes or under any other Loan Document shall be made to the Administrative Agent, at the Administrative Agent’s Office, for the account of each of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 12:00 noon, Las Vegas time (other than payments with respect to Swing Line Loans, which must be paid directly to the relevant Swing Line Lender and received by 3:00 p.m., Las Vegas time), on the day of payment (which must be a Business Day). All payments received after such time, on any Business Day, shall be deemed received on the next succeeding Business Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 12:00 noon, Las Vegas time, on a Business Day and not so made available to the account of a Lender on that Business Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.
     (b) Other than the Required Prepayments and fees payable in connection with the transactions contemplated by the Amendment No. 9 and Restatement Agreement, each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by the applicable Lender comprising such Loan.
     (c) Each Lender shall use its best efforts to keep a record (which may be in tangible or electronic or other intangible form) of Advances made by it and payments received by it with respect to each such Advances and such record shall, as against Borrower and the Co- Borrowers, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower’s and the Co Borrowers’ joint and several obligations to pay the Obligations.
     (d) Each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by overall net income, gross income or gross receipts, (ii) franchise taxes imposed on any Lender by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business,” (iii) any withholding taxes or other taxes based on gross income imposed by the United States of America that are not attributable to any change in any Law or the interpretation or administration of any Law by any Governmental Agency and (iv) any withholding tax or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then available under applicable Laws (all such non-excluded taxes, assessments or other charges being hereinafter referred to as “Taxes”). To the extent that Borrower or any other Party is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, they shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender’s receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower or the relevant Party. If Borrower or any such Party becomes obligated to pay a material amount under this Section to any Lender, that Lender will be subject to removal in accordance with Section 11.24; provided that Borrower or the relevant Party shall have paid such amount to that Lender and that Borrower and the Co-Borrowers, within the thirty day period following the date of such payment, shall have notified that Lender in writing of their intent to so remove the Lender.
     (e) All payments to be made by Borrower or any Co-Borrower shall be made without conditions or deduction for any counterclaim, defense, recoupment or setoff.
     SECTION 3.12 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner, provided that each Lender which is not a bank under the laws of the United States or any state thereof severally represents and warrants that it has obtained the funds for its Advances in compliance with applicable Laws and that the making of its Advances will not constitute “prohibited transactions” as such term is defined in ERISA.
     SECTION 3.13 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.
     SECTION 3.14 Administrative Agent’s Right to Assume Payments Will be Made. Unless Borrower, any Co-Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that Borrower, such Co- Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that Borrower, such Co-Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
     (a) if Borrower or any Co-Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
     (b) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to Borrower or any Co-Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Advance included in the applicable Loan. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon Borrower or the Co- Borrowers, if applicable, and Borrower or the Co-Borrowers, if applicable, shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Advance. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Pro Rata Share of the Commitments or to prejudice any rights which the Administrative Agent, Borrower or any Co- Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender, any Co-Borrower or Borrower with respect to any amount owing under this Section 3.14 shall be conclusive, absent manifest error.
     SECTION 3.15 Fee Determination Detail. The Administrative Agent and any Lender shall provide reasonable detail to Borrower and the Co-Borrowers regarding the manner in which the amount of any payment to the Creditors, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.
     SECTION 3.16 Survivability. All of Borrower’s and the Co-Borrowers’ obligations under Sections 3.6 and 3.7 shall survive for ninety days following the date on which the Commitments are terminated, all Obligations hereunder are fully paid and all Letters of Credit have expired.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     Borrower and each Co-Borrower represents and warrants to the Lenders on the Restatement Effective Date, that except as set forth in the Disclosure Schedule:
     SECTION 4.1 Existence and Qualification; Power; Compliance With Laws. Borrower is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Detroit is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. Borrower and each Co-Borrower are each duly qualified or registered to transact business and are in good standing in each other jurisdiction in which the conduct of their business or the ownership or leasing of their Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower and each Co-Borrower have all requisite corporate or other organizational power and authority to conduct their business, to own and lease their Properties and to execute and deliver each Loan Document to which each is a Party and to perform the Obligations, except where the failure to have such power and authority would not constitute a Material Adverse Effect. All outstanding shares of the capital stock of Borrower are duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. All the Equity Interests in each Co-Borrower are duly authorized, validly issued, fully paid and non assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Borrower and each Co-Borrower are in compliance with all Requirements of Law applicable to its business as at present conducted, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business as at present conducted, except where the failure so to comply, file, register, qualify or obtain exemptions would not constitute a Material Adverse Effect.
     SECTION 4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by Borrower, each Co-Borrower and each Guarantor of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate or other organizational action, and do not and will not:
     (a) Require any consent or approval not heretofore obtained of any member, partner, director, stockholder, security holder or creditor of such party;
     (b) Violate or conflict with any provision of such party’s charter, articles of incorporation, operating agreement or bylaws, as applicable, any provision of the Indentures governing the public Indebtedness of Borrower and its Restricted Subsidiaries;
     (c) Result in or require the creation or imposition of any Lien upon or with respect to any Property of Borrower and its Restricted Subsidiaries, other than Liens permitted by Section 6.4; or
     (d) Violate any Requirement of Law applicable to such Party, subject to obtaining the authorizations from, or filings with, the Governmental Agencies described in the Disclosure Schedule;
and neither Borrower, the Co-Borrowers nor any Guarantor is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement, in any respect that constitutes a Material Adverse Effect. The execution and delivery of the Amendment No. 9 and Restatement Agreement does not violate or conflict with any provision of the Existing Loan Agreement.
     SECTION 4.3 No Governmental Approvals Required. Except as obtained or made on or prior to the Amendment Effective Date, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower and its Restricted Subsidiaries of the Loan Documents to which it is a Party.
     SECTION 4.4 Subsidiaries. (a) As of the Amendment Effective Date, the Disclosure Schedule correctly sets forth the names, form of legal entity, ownership and jurisdictions of organization of all Subsidiaries of Borrower. Except as described in the Disclosure Schedule, Borrower does not own any capital stock, equity interest or debt security which is convertible, or exchangeable, for capital stock or equity interests in any Person as of the Amendment Effective Date.
     (b) As of the Amendment Effective Date, each Restricted Subsidiary of Borrower is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified or registered to transact business and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, and has all requisite corporate or other organizational power and authority to conduct its business and to own and lease its Properties, except where the failure to qualify or register, to be in good standing or to have such power and authority would not constitute a Material Adverse Effect.
     (c) As of the Amendment Effective Date, each Restricted Subsidiary of Borrower is in compliance with all Requirements of Law applicable to its business as at present conducted, has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business as at present conducted, except where the failure to so comply, file, register, qualify or obtain exemptions would not constitute a Material Adverse Effect.
     SECTION 4.5 Financial Statements. Each of the most recently quarterly, and audited annual, financial statements filed by Borrower with the Commission fairly present in all material respects the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries as of their respective dates and for the covered periods in conformity with GAAP, consistently applied (except, in the case of quarterly financial statements, for the absence of certain footnotes and other informational disclosures customarily omitted from interim financial statements).
     SECTION 4.6 No Other Liabilities; No Material Adverse Changes. Borrower and its Subsidiaries do not have any material liability or material contingent liability required under GAAP to be reflected or disclosed and not reflected or disclosed in the most recent financial statements filed by Borrower with the Commission, other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements.
     SECTION 4.7 [Reserved].
     SECTION 4.8 Litigation. There are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower and the Co-Borrowers, threatened against or affecting

Borrower or any of its Restricted Subsidiaries or any Property of any of them before any Governmental Agency which (a) could reasonably be expected to have a Material Adverse Effect, or (b) could reasonably be expected to impair the validity or enforceability of the Loan Documents in a manner which is materially adverse to the interests of the Lenders.
     SECTION 4.9 Binding Obligations. Each of the Loan Documents to which Borrower or any of its Restricted Subsidiaries is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.
     SECTION 4.10 No Default. No event has occurred and is continuing that is a Default or Event of Default.
     SECTION 4.11 ERISA. (a) With respect to each Pension Plan:
          (i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;
          (ii) such Pension Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;
          (iii) no “reportable event” (as defined in Section 4043 of ERISA) has occurred that could reasonably be expected to have a Material Adverse Effect; and
          (iv) neither Borrower nor any of its Subsidiaries has engaged in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.
     (b) Neither Borrower nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.
     SECTION 4.12 Regulations T, U and X; Investment Company Act. Borrower is not engaged and will not engage in, principally or as one of its important activities, in the business of purchasing or carrying any Margin Stock in violation of Regulations T, U and X. Neither Borrower nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     SECTION 4.13 Disclosure. All written statements made by a Senior Officer of Borrower, any Co-Borrower or any Guarantor to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, as of the date thereof, taken as a whole, do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements made not misleading in light of all the circumstances existing at the date any statement was made; provided that, with respect to the Projections, Borrower only makes the representations set forth in Section 4.15.
     SECTION 4.14 Tax Liability. Borrower and its Subsidiaries have filed all material tax returns which are required to be filed, and have paid, or made provision for the payment of, all material taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or its Subsidiaries, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained, and so long as no material Property of Borrower or any of its Subsidiaries is in jeopardy of being seized, levied upon or forfeited.
     SECTION 4.15 Projections. As of the date of the preparation of the Projections, to the best knowledge of Borrower and the Co-Borrowers, the assumptions set forth in the Projections were reasonable and consistent with each other and with all facts known to Borrower and its Subsidiaries as of that date, and the Projections were reasonably based on such assumptions. As of the Amendment Effective Date, no fact or circumstance has come to the attention of Borrower since the preparation of the Projections which is in material conflict with the assumptions set forth in the Projections. Nothing in this Section shall be construed as a representation or covenant that the Projections in fact will be achieved. The Creditors acknowledge that the Projections are forward-looking statements and that actual financial results for Borrower and its Subsidiaries could differ materially from those set forth in the Projections.
     SECTION 4.16 Hazardous Materials. To the best knowledge of Borrower and the Co-Borrowers, no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate have a Material Adverse Effect.
     SECTION 4.17 Solvency. Giving effect to the incurrence of the Obligations and the Guaranty, on the Restatement Effective Date, Borrower and its Restricted Subsidiaries, considered as a single integrated financial enterprise, are Solvent.
ARTICLE 5
AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND
REPORTING REQUIREMENTS)
     So long as any Advance remains unpaid, or any Letter of Credit remains outstanding or any other Obligation remains unpaid, or any portion of either Commitment remains in force, Borrower shall, and shall cause each of its Restricted Subsidiaries to, and each Co-Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:
     SECTION 5.1 Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business except (a) where the failure to so preserve and maintain the existence of any Restricted Subsidiary of Borrower and such authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations would not constitute a Material Adverse Effect, and (b) that a merger permitted by Section 6.1 or a Disposition shall not constitute a violation of this covenant; and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.
     SECTION 5.2 Maintenance of Properties. Maintain, preserve and protect all of their respective material Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property that is not of significant value, either intrinsically or to the operations of Borrower and its Restricted Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.
     SECTION 5.3 Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower and its Restricted Subsidiaries operate.
     SECTION 5.4 Compliance With Laws. Comply, within the time period, if any, given for such compliance by the relevant Governmental Agency with enforcement authority, with all Requirements of Law (including Hazardous Materials Laws, ERISA, federal tax laws and Gaming Laws) to the extent non-compliance with such Requirements of Law constitutes a Material Adverse Effect, except that Borrower and its Restricted Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.
     SECTION 5.5 Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries) permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, managers, key employees or accountants and, upon request, furnish promptly to the Administrative Agent, any Lender or any advisor of the Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of Borrower.
     SECTION 5.6 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Subsidiaries.
     SECTION 5.7 Use of Proceeds. Use the proceeds of Loans (a) to finance capital expenditures, (b) to finance design, development and construction expenses associated with

Acquisitions and Investments not prohibited under Article 6 hereof, and (c) for other general corporate purposes.
     SECTION 5.8 Guarantors. Cause each Person which hereafter becomes a Restricted Subsidiary of Borrower to promptly execute and deliver to the Administrative Agent a Guaranty.
ARTICLE 6
NEGATIVE COVENANTS
     So long as any Advance remains unpaid, or any Letter of Credit remains outstanding or any other Obligation remains unpaid, or any portion of either Commitment remains in force, Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, and each Co-Borrower shall not, in each case unless the Administrative Agent (acting at the direction of the Requisite Lenders or, if required by Section 11.2, of all of the Lenders) otherwise consents:
     SECTION 6.1 Mergers and Other Fundamental Changes. Merge, dissolve, liquidate, or consolidate with or into another Person, except that, subject to Section 6.2 and so long as no Default exists or would result therefrom:
     (a) any Restricted Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries;
     (b) mergers and consolidations between Restricted Subsidiaries solely to effect a mere change in the state or form of organization of Borrower or any Restricted Subsidiary;
     (c) dissolutions and liquidations of Restricted Subsidiaries so long as (i) the aggregate fair market value of assets held by such Restricted Subsidiaries that are not retained by Borrower or another Restricted Subsidiary does not exceed $50,000,000 and (ii) such dissolution or liquidation is determined by Borrower to be in the best interests of Borrower, as evidenced by a certificate of a Responsible Official of Borrower; and
     (d) Borrower or any Restricted Subsidiary may merge with any Person, provided that (i) Borrower or a Restricted Subsidiary is the surviving Person, (ii) such merger is otherwise permitted as an Investment under Section 6.8 hereof, (iii) no Default shall have occurred and be continuing or result therefrom, (iv) the financial condition of Borrower and its Subsidiaries is determined by Borrower to not be adversely affected thereby, as evidenced by a certificate of a Responsible Official of Borrower and (v) Borrower and its Restricted Subsidiaries execute such amendments to the Loan Documents as may be requested by the Administrative Agent to assure the continued effectiveness of any guarantees issued by the relevant Persons and the continued priority and perfection of any Liens granted in favor of the Administrative Agent by such Persons.
     SECTION 6.2 Hostile Acquisitions. Use the proceeds of any Loan in connection with the acquisition of part or all of a voting interest of five percent or more in any corporation or other business entity if such acquisition is opposed by the board of directors or other equivalent governing body of such corporation or business entity.

     SECTION 6.3 Change in Nature of Business. Make any material change in the nature of the business of Borrower and its Subsidiaries, taken as a whole.
     SECTION 6.4 Liens and Negative Pledges. Create, incur, assume or suffer to exist any Lien or Negative Pledge of any nature upon or with respect to any of its Properties, or engage in any sale and leaseback transaction with respect to any of its Properties, whether now owned or hereafter acquired, except:
     (a) Permitted Encumbrances;
     (b) Liens and Negative Pledges in favor of the Administrative Agent securing the Obligations under the Loan Documents;
     (c) Liens and Negative Pledges existing on the Amendment Effective Date and disclosed in the Disclosure Schedule and, in each case, any renewals/extensions or amendments thereof, provided that the obligations secured or benefited thereby are not increased;
     (d) Liens on Property acquired by Borrower or any of its Restricted Subsidiaries after the Amendment Effective Date that are in existence at the time of such acquisition and are not created in contemplation of such acquisition, and Negative Pledges relating to the Property so acquired;
     (e) purchase money Liens securing Indebtedness and Capital Lease Obligations permitted under Section 6.7(f);
     (f) any Lien or Negative Pledge created by an agreement or instrument entered into by Borrower or a Restricted Subsidiary of Borrower in the ordinary course of its business which consists of a restriction on the assignability, transfer or hypothecation of such agreement or instrument;
     (g) Liens granted on the stock, partnership or other equity interests in a Person which is not a Restricted Subsidiary owned by Borrower or any if its Restricted Subsidiaries, which are granted solely to secure Indebtedness of that Person;
     (h) Liens securing any Senior Indebtedness provided that the Obligations are secured equally, ratably and on a pari passu basis with such Senior Indebtedness, and Negative Pledges in favor of any Senior Indebtedness provided such Negative Pledges do not prohibit the granting of Liens to secure the Obligations (but which may require the granting of concurrent equal, ratable and pari passu Liens in favor of such Senior Indebtedness);
     (i) Liens on certain assets and properties of Restricted Subsidiaries of Borrower located in Las Vegas, Nevada and more particularly described on Schedule 6.4(i), securing Guaranty Obligations permitted by Section 6.7(g)(i);
     (j) Liens and Negative Pledges securing the Existing Secured Notes and any Secured Refinancing Indebtedness, and Guaranty Obligations issued with respect thereto,

provided that the Liens securing any Secured Refinancing Indebtedness shall cover no more collateral than the collateral covered by the Liens existing on the Restatement Effective Date to secure the Indebtedness which is being refinanced;
     (k) Liens and Negative Pledges granted to secure Indebtedness for Related Swap Agreements (which may be secured by cash collateral in an amount not to exceed $15,000,000); and
     (l) Liens on cash collateral deposited by Borrower to secure Indebtedness permitted under Section 6.7(k) in an aggregate amount not to exceed 105% of the aggregate amount of Indebtedness outstanding under such Section 6.7(k) at any time;
provided that this Section shall not be effective to prohibit the Liens or Negative Pledges with respect to securities issued by any gaming licensee to the extent that appropriate approvals of this covenant have not been obtained under applicable Gaming Laws.
     SECTION 6.5 Minimum EBITDA. Borrower shall not permit Borrower Group EBITDA as of the last day of any Fiscal Quarter and for the period of four consecutive Fiscal Quarters ending on such date, to be less than the amount set forth below opposite such date:

Minimum EBITDA
Fiscal Quarter End	(in millions)

December 31, 2009	$900
March 31, 2010	$1,000
June 30, 2010	$1,000
September 30, 2010	$1,000
December 31, 2010	$1,000
March 31, 2011	$1,100
June 30, 2011	$1,100
September 30, 2011	$1,150
December 31, 2011	$1,200
March 31, 2012	$1,250
June 30, 2012	$1,250
September 30, 2012	$1,300
December 31, 2012	$1,350
March 31, 2013	$1,350
June 30, 2013	$1,400
September 30, 2013	$1,450
December 31, 2013	$1,500
     SECTION 6.6 Capital Expenditures. Borrower shall not, and shall not permit its Restricted Subsidiaries to, make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for Borrower and its Restricted Subsidiaries during each Fiscal Year set forth below, the amount set forth opposite such Fiscal Year:

Amount
Fiscal Year	(in millions)

2010	$400
2011	$500
2012	$500
2013	$600
     SECTION 6.7 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) obligations (contingent or otherwise) existing or arising under any Swap Agreement, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (b) Indebtedness of Borrower or a Restricted Subsidiary owed to Borrower or a Restricted Subsidiary, which Indebtedness shall be on subordination terms substantially in the form of Exhibit I and be otherwise permitted under the provisions of Section 6.7;
     (c) Indebtedness under the Loan Documents;
     (d) Indebtedness outstanding on the Amendment Effective Date and:
     (i) to the extent any such item of Indebtedness is in excess of $25,000,000, listed on Schedule 6.7; and
     (ii) to the extent any such item of Indebtedness is in an amount less than $25,000,000, including renewals, extensions, refinancing and refunding thereof in a principal amount not to exceed the outstanding principal amount of the Indebtedness being renewed, extended, refinanced or refunded plus any accrued interest and associated fees and transaction expenses;
     (e) Guaranty Obligations of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or such Subsidiary;
     (f) Capital Lease Obligations and Indebtedness secured by purchase money Liens in an aggregate principal amount not to exceed $100,000,000 at any time;
     (g) Guaranty Obligations of Borrower pursuant to (i) the Amended and Restated Sponsor Completion Guarantee and (ii) the Harmon Guarantee;
     (h) so long as no Default shall have occurred and be continuing on the date of the incurrence thereof, or would result therefrom, Indebtedness (which may be Convertible Debt) issued or incurred in exchange for or to otherwise refinance all or a portion of the Existing Secured Notes (“Secured Refinancing Indebtedness”); provided that any such Secured Refinancing Indebtedness shall be Permitted Public Indebtedness (i) in a principal amount not to exceed the outstanding principal amount of the

Indebtedness being refinanced plus any accrued interest and associated fees, premiums and transaction expenses, (ii) having a maturity date not earlier than February 21, 2015 and (iii) having no scheduled amortization payments prior to February 21, 2015;
     (i) so long as no Default shall have occurred and be continuing on the date of the incurrence thereof, or would result therefrom, unsecured Permitted Public Indebtedness (which may be Convertible Debt) in an amount not to exceed $1,000,000,000 in the aggregate from and after the Amendment Effective Date;
     (j) so long as no Default shall have occurred and be continuing on the date of the incurrence thereof, or would result therefrom, unsecured Indebtedness (which may be Convertible Debt) incurred or issued in exchange for or to otherwise refinance all or a portion of any outstanding unsecured Indebtedness or Indebtedness under this Agreement (“Refinancing Indebtedness”); provided that such Refinancing Indebtedness shall: (i) be Permitted Public Indebtedness, (ii) except in the case of Indebtedness refinancing the Existing Subordinated Obligations (in which case the Refinancing Indebtedness may be senior to the Indebtedness being refinanced), be pari passu with, or junior to, the Indebtedness being refinanced and (iii) be in a principal amount not to exceed the sum of (x) one hundred twenty-five percent (125%) of the outstanding principal amount of the Indebtedness being refinanced plus (y) all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith;
     (k) so long as no Default shall have occurred and be continuing or would result therefrom, letters of credit for the account of Borrower (i) issued not prior to September 26, 2010 and not later than the Extension Date, (ii) in an aggregate amount not to exceed $50,000,000 at any time, (iii) having an expiration date not later than one year after the issuance date and (iv) which would not be permitted to be issued as Letters of Credit under this Agreement; and
provided that Borrower shall, within 10 days of any incurrence or issuance of any Indebtedness pursuant to Sections 6.7(h), (i) or (j), provide a certificate of a Responsible Officer of Borrower to the Administrative Agent, identifying under which such Section the Indebtedness was incurred and (except in the case of Section 6.7(i)) the specific Indebtedness being refinanced).
     SECTION 6.8 Investments. Make or hold any Investments, except:
     (a) Investments held by Borrower and its Subsidiaries in the form of Cash Equivalents;
     (b) advances to officers, directors and employees of Borrower and Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) (i) Investments by Borrower and its Subsidiaries in their respective Subsidiaries outstanding the Amendment Effective Date; (ii) additional Investments by Borrower and its Subsidiaries in Loan Parties; and (iii) Investments in Indebtedness permitted by Section 6.7(b); provided, that Investments in the Insurance Subsidiaries shall not exceed $150,000,000 in the aggregate;

     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guaranty Obligations permitted by Section 6.7;
     (f) Investments existing on the Amendment Effective Date (other than those referred to in Section 6.8(c)(i)) and set forth on Schedule 6.8;
     (g) Investments by Borrower in Swap Agreements permitted under Section 6.7(a);
     (h) Investments required pursuant to the Amended and Restated Completion Guarantee and the Harmon Guarantee;
     (i) so long as the Amended and Restated Sponsor Completion Guaranty is outstanding and any obligations of Borrower exist thereunder (other than contingent indemnification or expense reimbursement obligations), indemnification obligations of Borrower with respect to construction Liens in favor of title insurance companies issuing title insurance policies to purchasers of Condo Units (as defined in the CityCenter Credit Agreement) in connection with the purchase of such Condo Units;
     (j) Investments in CityCenter Holdings (in addition to those permitted by Section 6.8(i)) in an amount not to exceed $50,000,000;
     (k) other Investments by Borrower and its Restricted Subsidiaries not otherwise permitted under this Section 6.8 (including investments in CityCenter not otherwise permitted by subsections (h), (i) or (j) hereof) in an aggregate amount not to exceed after the Amendment Effective Date and (x) prior to January 1, 2012, $100,000,000, (y) prior to January 1, 2013, $150,000,000 and (z) prior to the Extended Maturity Date, $200,000,000; provided that, with respect to each Investment made pursuant to this Section 6.8(k): (i) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of Borrower and its Restricted Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of Borrower or such Restricted Subsidiary if the board of directors is otherwise approving such transactions and, in each other case, by a Responsible Official); and (ii) such Investment shall be in property that is part of, or in lines of business that are, substantially the same lines of business as one or more of the principal businesses of Borrower and its Restricted Subsidiaries in the ordinary course; and
     (l) Investments made substantially contemporaneously with the issuance by Borrower of any Convertible Debt permitted to be incurred pursuant to this Agreement in any derivative securities or similar products purchased by Borrower in connection therewith linked to Equity Interests underlying such Convertible Debt.

     SECTION 6.9 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;
     (c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case within 180 days of receiving the proceeds of such Disposition;
     (d) Dispositions of property by any Restricted Subsidiary to Borrower or to a Restricted Subsidiary;
     (e) Dispositions permitted pursuant to Section 6.1;
     (f) Dispositions in the ordinary course of business by Borrower and its Restricted Subsidiaries of airplanes and various other non-core assets (which are not comprised of Collateral) so long as the aggregate proceeds therefrom following the Amendment Effective Date do not exceed $128,221,875; provided, however, that any Disposition pursuant to clauses (c), (e) and (f) of this Section 6.9 for which the aggregate proceeds therefrom shall be in an amount in excess of $10,000,000 shall be, in the good faith view of the board of directors of Borrower or the governing body of the Restricted Subsidiary effectuating such Disposition, for fair market value;
     (g) Borrower may Dispose of the Detroit Collateral so long as (i) concurrently therewith, the Loans are prepaid as provided in Section 3.1(h) or (ii) such Disposition is of personal or obsolete property in the ordinary course of business and consistent with historical practice; and
     (h) the following:
     (i) the transfer by MAC Corp., a Restricted Subsidiary, of its 50% membership interest in Marina District Development Holding Co., LLC (“MDDHC”) along with the real property owned by MAC Corp. which underlies the Borgata Resort and Casino or is leased by MAC Corp to MDDHC for use as surface parking and cash for operations in an initial amount of $1,000,000 (and additional amounts not in excess of $4,000,000 from time to time as required to finance the operations of the Trust and the expenses of the trustee thereunder) (collectively, the “Borgata Property”) to an independent trustee approved by the New Jersey Division of Gaming Enforcement (the “Trustee”); provided, that MAC Corp. shall at all times after such transfer and until the Disposition described in clause (ii) below has been consummated be the sole economic beneficiary of the trust that holds the Borgata Property (the “Trust”);

     (ii) the subsequent Disposition by the Trustee of the Borgata Property to a purchaser which is not an Affiliate of Borrower; provided, for this purpose, any Disposition by the Trustee of the Borgata Property or any portion thereof shall be deemed to be a Disposition by Borrower of the Borgata Property and (upon the making of any distributions by the Trustee to Borrower and its Subsidiaries) shall require the resulting prepayments under Section 3.1(i) (as if such distributions were the Net Cash Proceeds of a Disposition by Borrower); provided further, however, that funds received from the liquidation of the Trust which represent income derived from the Borgata Property that is distributed to the Trust and retained thereby in the ordinary course of business shall not be construed as Net Cash Proceeds; and
     (iii) Dispositions of any of Borrower’s direct or indirect ownership interests in any undeveloped land in Atlantic City, New Jersey; provided, however, that not less than 75% of the aggregate consideration received therefrom shall be paid in cash and the Net Cash Proceeds thereof shall be applied as set forth in Section 3.1(i).
     SECTION 6.10 Restricted Payments; Equity Issuances. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue Equity Interests to any Person which is not Borrower or another Restricted Subsidiary, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) each Subsidiary may make Restricted Payments to Borrower, any of Borrower’s Subsidiaries that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (c) the Subsidiaries of Borrower may declare and pay cash dividends to Borrower;
     (d) Borrower may issue Equity Interests in Borrower in connection with unsecured Permitted Public Indebtedness permitted pursuant to Sections 6.7(i) and (j) and may honor its conversion obligations with respect to any Convertible Debt issued pursuant to such Sections;
     (e) Borrower may issue Equity Interests in Borrower in connection with the exchange of Equity Interests for Indebtedness permitted pursuant to Section 6.11(e);
     (f) Borrower may issue Equity Interests in Borrower so long as, after giving effect to such issuance, no Change in Control shall have occurred;

     (g) a Restricted Subsidiary may issue Equity Interests in a Restricted Subsidiary which is otherwise a Disposition permitted by Section 6.9(f); and
     (h) a Restricted Subsidiary may issue Equity Interests in additional, newly formed Restricted Subsidiaries so long as such newly formed Restricted Subsidiary abides by the provisions of this Agreement respecting its becoming a Guarantor hereunder.
     SECTION 6.11 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase (including at a discount), defease, refinance, exchange or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except:
     (a) the prepayment of the Loans and Advances in accordance with the terms of this agreement;
     (b) regularly scheduled or required repayments or redemptions of Indebtedness;
     (c) refinancings and refundings of Indebtedness otherwise permitted under Sections 6.7(d)(ii), (f), (h) or (j);
     (d) so long as no Default shall have occurred and be continuing or result therefrom, Borrower may (i) prepay, repurchase or redeem and retire any Interim Maturities and (ii) utilize up to an aggregate of $300,000,000 in cash to prepay, repurchase or redeem (in each case, at a discount to the face value thereof) and retire any public Indebtedness of Borrower or any Restricted Subsidiary scheduled to mature on or after the Extended Maturity Date; and
     (e) Borrower may exchange its Indebtedness for Equity Interests so long as, after giving effect thereto, no Change in Control shall have occurred.
     SECTION 6.12 Creation of Unrestricted Subsidiaries. Create or designate any new Unrestricted Subsidiaries, other than Subsidiaries of existing Unrestricted Subsidiaries.
     SECTION 6.13 Loans to Detroit. In no case may any Obligation of Detroit under the Detroit Loans be permitted to be transferred to any other Loan Party; provided, that Detroit shall be permitted to prepay the Detroit Loans pursuant to Section 3.1(h) at any time.
ARTICLE 7
INFORMATION AND REPORTING REQUIREMENTS
     SECTION 7.1 Financial and Business Information. So long as any Advance remains unpaid, or any Letter of Credit remains outstanding or any other Obligation remains unpaid, or any portion of either Commitment remains in force, Borrower and each Co-Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower’s and the Co- Borrowers’ sole expense, deliver to the Administrative Agent for distribution by it to the Lenders:

     (a) As soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for such Fiscal Quarter, and its statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail;
     (b) As soon as practicable, and in any event within 105 days after the end of each Fiscal Year, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, shareholders’ equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year, in each case as at the end of and for the Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of one of the four largest public accounting firms in the United States of America or other independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Lenders. Such accountants’ report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed Borrower’s financial calculations as at the end of such Fiscal Year (which shall accompany such certificate) under Sections 6.5 and 6.6, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by Borrower in the manner prescribed by this Agreement;
     (c) As soon as practicable, and in any event within 90 days after the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next two succeeding Fiscal Years, including for the first such Fiscal Year, projected consolidated balance sheets, statements of operations and statements of cash flow and, for the second and third such Fiscal Years, projected consolidated condensed balance sheets and statements of operations and cash flows, of Borrower and its Subsidiaries, all in reasonable detail;
     (d) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934,

as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section;
     (e) Promptly after request by the Administrative Agent or any Lender, copies of the Nevada “Regulation 6.090 Report”;
     (f) Promptly after request by the Administrative Agent or any Lender, copies of any other report or other document that was filed by Borrower or any of its Subsidiaries with any Governmental Agency (other than any report regarding Tracinda Corporation or individuals associated with Tracinda Corporation, Borrower and its Subsidiaries and their confidential business or financial information);
     (g) As soon as practicable, and in any event within five Business Days after a Senior Officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than three Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower or its Subsidiaries are taking or propose to take with respect thereto;
     (h) Promptly upon a Senior Officer of Borrower or any Co-Borrower becoming aware of any litigation, governmental investigation or proceeding (including any litigation, governmental investigation or proceeding by or subject to decision by any Gaming Board) that is pending (i) against Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, (ii) in respect of any material Indebtedness of Borrower or any of its Subsidiaries, or (iii) with respect to the Loan Documents, notice of the same;
     (i) As soon as practicable, and in any event within 30 days after the end of each calendar month that is not a Fiscal Quarter ending month and 45 days after the end of each calendar month that is a Fiscal Quarter ending month, the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such month and the consolidated and consolidating statement of operations for such month and its consolidated statement of cash flows for the portion of the Fiscal Year ended with such month, all in a form and substance consistent with past practices; and
     (j) Such other data and information as from time to time may be reasonably requested by the Administrative Agent, any Lender (through the Administrative Agent) or the Requisite Lenders.
Each of Borrower and each Co-Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public

Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lender and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     SECTION 7.2 Compliance Certificates. So long as any Advance remains unpaid, or any Letter of Credit remains outstanding or any other Obligation remains unpaid or unperformed, or any portion of either Commitment remains outstanding, Borrower and the Co-Borrowers shall, at their sole expense, deliver to the Administrative Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(b), Compliance Certificates signed by a Senior Officer of Borrower and each Co-Borrower.
ARTICLE 8
CONDITIONS
     SECTION 8.1 Initial Advances on the Closing Date. Section 8.1 of the Existing Loan Agreement is hereby incorporated by reference.
     SECTION 8.2 Any Increasing Advance. The obligation of each Lender to make any Advance, and the obligation of the Issuing Lender to issue Letters of Credit, which would result in an increase in the outstanding principal amount of the Outstanding Obligations owed to that Lender, is subject to the following conditions precedent (unless the Requisite Lenders, in their sole and absolute discretion, shall agree otherwise):
     (a) except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrower and the Co-Borrowers and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than Sections 4.4(a), 4.6 and 4.16) shall be true and correct on and as of the date of the Advance as though made on that date;
     (b) the Administrative Agent shall have timely received a Request for Loan in compliance with Article 2 (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(c) of the Existing Loan Agreement, if applicable) or the Issuing Lender shall have received a Letter of Credit Application, as the case may be, in compliance with Article 2;
     (c) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Requisite Lenders reasonably may require; and

     (d) the amounts paid pursuant to the provisions of Section 3.1(h) hereof shall not result in the reduction of any Lender’s Commitment, but nonetheless shall not be available for re-borrowing through subsequent Advances or otherwise, absent the written consent of Requisite Lenders.
     SECTION 8.3 Any Letter of Credit. The obligation of the Issuing Lender to issue any Letter of Credit, and the obligation of the other Lenders to participate therein, are subject to the conditions precedent that (a) the conditions set forth in Section 8.2 have been satisfied, (b) Borrower shall have certified that, giving effect to the issuance of the requested Letter of Credit, the Letter of Credit Usage shall not exceed any limitations set forth in this Agreement and (c) solely in the case of the CityCenter Letter of Credit, Borrower shall have repaid the Revolving Loans pursuant to Section 3.1(f) in an amount of not less than $224,000,000.
ARTICLE 9
EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT
     SECTION 9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an “Event of Default” so long as such event is continuous and has not been waived in accordance with Section 11.2:
     (a) Borrower or the Co-Borrowers fail to pay any principal on any of the Advances made hereunder or any L/C Borrowing or any portion thereof, on the date when due; or
     (b) Borrower or the Co-Borrowers fail to pay any interest on any of the Advances made hereunder, or any fees under Sections 3.3, 3.4 or 3.5, or any portion thereof, within five Business Days after the date when due; or fail to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within five Business Days after demand therefor; or
     (c) Borrower or the Co-Borrowers fail to comply with any of the covenants contained in Section 5.9 or in Article 6, other than the covenant contained in Section 6.3; or
     (d) Borrower, any of its Restricted Subsidiaries or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed within (i) ten Business Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default or (ii) if the nature of the covenant or agreement is such that the violation can be cured, thirty Business Days after the giving of such notice so long as Borrower and the Co-Borrowers diligently pursue in good faith the cure or correction of such violation continuously during such period; or
     (e) Any representation or warranty of Borrower or any of its Restricted Subsidiaries or any other Party made in any Loan Document, or in any certificate or other writing delivered by Borrower or such Restricted Subsidiary or Party pursuant to any

Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Lenders; or
     (f) Borrower or any of its Supported Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $250,000,000 or more, or any guaranty of present or future Indebtedness of $250,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness of $250,000,000 or more, or of any guaranty of present or future Indebtedness of $250,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrower or any of its Supported Subsidiaries to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness; or
     (g) Any Loan Document, at any time after its execution and delivery and for any reason other than (i) as expressly permitted hereunder, (ii) the agreement or action (or omission to act) of the Administrative Agent or any of the Lenders, or (iii) satisfaction in full of all the Obligations, ceases to be in full force and effect and, in the reasonable judgment of the Requisite Lenders, such circumstance is materially adverse to the interests of the Lenders; or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of the Lenders; or Borrower or any of its Restricted Subsidiaries denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
     (h) A final judgment against Borrower or any of its Supported Subsidiaries is entered for the payment of money in excess of $100,000,000 and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty calendar days after its issue or levy; or
     (i) Borrower or any of its Supported Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for ninety calendar days; or any proceeding under a

Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for ninety calendar days; or
     (j) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or
     (k) Any Pension Plan maintained by Borrower or any of its Restricted Subsidiaries is determined to have a material “accumulated funding deficiency” as that term is defined in Section 302 of ERISA and the result is a Material Adverse Effect; or
     (l) The occurrence of a License Revocation that continues for fifteen consecutive calendar days with respect to gaming operations at any gaming facility accounting for ten percent or more of the consolidated total assets or consolidated gross revenues of Borrower and its Restricted Subsidiaries; or
     (m) Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof ) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 6.4 or any other Liens reasonably acceptable to the Administrative Agent, or pursuant to the terms of such Collateral Document) on the Collateral purported to be covered thereby.
     SECTION 9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Creditors provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:
     (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(i):
     (i) the Commitments to make Advances, the obligation of the Issuing Lender to issue Letters of Credit, the obligation of any Swing Line Lender to make Swing Line Loans and all other obligations of the Creditors and all rights of Borrower, the Co-Borrowers and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower or any Co-Borrower, which are expressly waived by Borrower and the Co-Borrowers, except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitments and such other obligations and rights and make further Advances, and cause the Issuing Lender to issue further Letters of Credit which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;
     (ii) the Issuing Lender may, with the approval of the Administrative Agent on behalf of the Requisite Lenders, demand immediate payment by Borrower and the Co-Borrowers of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held by the Issuing Lender in an interest-bearing cash collateral account as collateral for the Letters of Credit; and

     (iii) the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Advances made hereunder, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower and each Co-Borrower.
     (b) Upon the occurrence, and during the continuance, of any Event of Default described in Section 9.1(i):
     (i) the Commitments to make Advances, the obligation of the Issuing Lender to issue Letters of Credit, the obligation of any Swing Line Lender to make Swing Line Loans and all other obligations of the Creditors and all rights of Borrower, the Co-Borrowers and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower or any Co-Borrower, which are expressly waived by Borrower and the Co-Borrowers, except that all of the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and such other obligations and rights and make further Advances and to cause the Issuing Lender to issue further Letters of Credit, which determination shall apply equally to, and shall be binding upon, all the Lenders;
     (ii) an amount equal to the aggregate amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon Borrower or any Co-Borrower, which are expressly waived by Borrower and the Co-Borrowers, to be held by the Issuing Lender in an interest-bearing account as collateral for the Letters of Credit; and
     (iii) the unpaid principal of all Advances made hereunder, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower and the Co-Borrowers.
     (c) Upon the occurrence, and during the continuance, of any Event of Default, the Creditors, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower or any Co-Borrower, which are expressly waived by Borrower and the Co-Borrowers (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower, the Co- Borrowers and any other Party and such other rights and remedies as are provided by Law or equity.
     (d) The order and manner in which the Creditors’ rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Creditors, or any of them, shall be applied first to the costs and expenses (including Attorney Costs) of the Creditors, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Creditors, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), third, to the payment of all other amounts (including principal and fees) then owing to the Creditors under the Loan Documents, and fourth to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit. Amounts due to a Lender under a Related Swap Agreement shall be considered a principal amount for purposes of the preceding sentence. Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.
ARTICLE 10
THE ADMINISTRATIVE AGENT
     SECTION 10.1 Appointment and Authorization of Administrative Agent. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     (b) Each of the Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 10 with respect to any acts taken or omissions suffered by that Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 10 and in the definition of “Agent-Related Person” includes the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.
     (c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 10 and Article 11 (including Section 10.7, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     SECTION 10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects.
     SECTION 10.3 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Party or any Affiliate thereof.

     SECTION 10.4 Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
     (b) For purposes of determining compliance with the conditions specified in Article 12, unless the Administrative Agent shall have received notice from the Requisite Lenders prior to the proposed Restatement Effective Date (or Extension Date, as applicable) specifying its objection to the manner in which any condition precedent is proposed to be satisfied, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under Article 12.
     SECTION 10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Requisite Lenders in accordance with Article 9; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.
     SECTION 10.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent- Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower, Co-Borrower and the other Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
     SECTION 10.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Party and without limiting the obligation of any Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or, if required by Section 11.2, all of the Lenders) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.
     SECTION 10.8 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Lender, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.
     SECTION 10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as an Issuing Lender and, if applicable, as a Swing Line Lender. The Administrative Agent shall, in connection with any such resignation, make appropriate arrangements to ensure that, to the extent that it then holds any capital stock or other equity securities of any Person which is a gaming licensee as collateral for the Obligations, that any transfer of possession of such pledged securities to any successor is in full compliance with the requirements of all relevant Gaming Boards. If the Administrative Agent resigns under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and, if applicable, Swing Line Lender and the respective terms “Administrative Agent” and “Issuing Lender” (and, if applicable, “Swing Line Lender”) shall mean or include such successor administrative agent, Letter of Credit issuer or Swing Line Lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender’s (and, if applicable, Swing Line Lender’s) rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swing Line Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 and Sections 11.3 and 11.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above.
     SECTION 10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the

Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Article 3 and Section 11.3) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article 3 and Section 11.3. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     SECTION 10.11 Other Agents, Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger”, “co-arranger”, “senior managing agent” or “managing agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     SECTION 10.12 No Obligations of Borrower and the Co-Borrowers. Nothing contained in this Article 10 shall be deemed to impose upon Borrower or any Co-Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower and the Co-Borrowers shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Creditors under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower or the Co-Borrowers to the Administrative Agent for the account of the Lenders, Borrower’s and the Co-Borrowers’

obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.
     SECTION 10.13 Collateral Matters. The Lenders and the Issuing Lender irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination or expiration of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (or the cash collateralization thereof or other arrangements satisfactory to the applicable Issuing Lender), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) with respect to the Detroit Collateral, in connection with any Disposition of the Detroit Collateral made pursuant to Section 6.9(g) or (iv) with the authorization of the Requisite Lenders; and
     (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.4(e).
Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 10.13. In each case as specified in this Section 10.13, the Administrative Agent will, at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 10.13.
ARTICLE 11
MISCELLANEOUS
     SECTION 11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Creditors provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Creditors; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan or Letter of Credit without prejudicing the Administrative Agent’s or the Lenders’ rights to assert them in whole or in part in respect of any other Loan.
     SECTION 11.2 Amendments; Consents. Each amendment, modification, supplement, extension, termination, waiver, approval and consent under this Agreement and the other Loan

Documents shall be subject to the terms of all applicable Laws, including Gaming Laws. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower, the Co- Borrowers or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the approval of Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower or any of its Subsidiaries is a Party, signed by each such Party, and, in the case of any amendment, modification or supplement to Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders (or such of the Lenders as are required pursuant to the following clauses of this Section), no amendment, modification, supplement, termination, waiver or consent may be effective:
     (a) Without the consent of each affected Lender, (i) to reduce the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Advance, or (ii) to increase the amount of the Commitments or the Pro Rata Share of any Lender or (iii) to reduce the amount of any Unused Fee payable to any Revolving Lender, or any other fee or amount payable to any Lender under the Loan Documents or (iv) to waive an Event of Default consisting of the failure of Borrower or the Co-Borrowers to pay when due principal, interest or any Unused Fee or other fee;
     (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Advance or any installment of any Unused Fee, or to extend the term of either of the Commitments;
     (c) To permit the term of any Letter of Credit to exceed one year (provided that this shall not be construed to prohibit the provision of automatic renewal clauses in Letters of Credit issued hereunder) or extend beyond the Maturity Date;
     (d) To release any Subsidiary from its obligations in respect of its Guaranty, provided that if no Default or Event of Default exists, the Administrative Agent may without the consent of any Lender (and shall at the request of Borrower) release any Subsidiary from its guaranty of the Obligations concurrently with the Disposition of such Subsidiary or the liquidation of such Subsidiary;
     (e) To amend the provisions of the definitions of “Requisite Lenders” or “Maturity Date”;
     (f) To amend or waive Article 8, Section 6.2 or this Section; or
     (g) To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders.
     Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all of the Creditors. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata

Share of the Commitments of such Lender may not be increased or extended without the consent of such Lender.
     SECTION 11.3 Attorney Costs, Expenses and Taxes. (a) Borrower and the Co-Borrowers agree (i) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs and the reasonable costs of any advisor (including financial advisor) or consultant to the Administrative Agent. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.3 shall be payable within five Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.
     (b) Borrower and the Co-Borrowers shall pay any and all documentary and other taxes, excluding (1) taxes imposed on or measured in whole or in part by overall net income, gross income or gross receipts and franchise taxes imposed on any Lender by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business,” (2) any withholding taxes or other taxes based on gross income imposed by the United States of America that are not attributable to any change in any Law or the interpretation or administration of any Law by any Governmental Agency and (3) any withholding tax or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in Section 11.11 the Creditors from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Administrative Agent or any Lender under this Section shall bear interest from the second Business Day following the date of demand for payment at the Default Rate.

     SECTION 11.4 Nature of Lenders’ Obligations. The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation. Nothing contained in this Agreement or any other Loan Document and no action taken by the Creditors or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower, the Co-Borrowers or any Subsidiary of Borrower. Each Lender’s obligation to make any Advance pursuant hereto is several and not joint or joint and several, and in the case of the initial Advance only is conditioned upon the performance by all other Lenders of their obligations to make initial Advances. A default by any Lender will not increase the Pro Rata Share of any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the non-Defaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so. The Administrative Agent agrees that it will use its best efforts either to induce the other Lenders to assume the obligations of a Lender in default or to obtain another Lender, reasonably satisfactory to Borrower and the Co-Borrowers, to replace such a Lender in default.
     SECTION 11.5 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     SECTION 11.6 Notices. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to clause (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to Borrower, the Administrative Agent or the Issuing Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.6 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
     (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Borrower, the Administrative Agent, the Issuing Lender and any Swing Line Lenders.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of clause (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the Issuing Lender and any Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
     (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.1, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other notices hereunder unless otherwise provided.
     (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic requests for Loans) that, in the reasonable judgment of the Administrative Agent and the Lenders, are purportedly given by or on behalf of Borrower or any Co-Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower and the Co-Borrowers shall jointly and severally indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice that, in the reasonable judgment of such Agent-Related Person, is purportedly given by or on behalf of Borrower or any Co-Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     (e) Notice to Borrower is Notice to Co-Borrowers. Borrower and the Co-Borrower expressly agree that the credit facilities provided hereunder are being provided for the joint convenience of Borrower and its Restricted Subsidiaries, including the Co-Borrowers, and that it is expected that Borrower shall administer the Advances and Letters of Credit on behalf of itself and the Co-Borrowers. Accordingly, Borrower and the Co-Borrowers agree that any notice provided to Borrower hereunder shall be deemed to constitute the same notice to the Co- Borrowers, without the requirement that separate notices be provided to the Co-Borrowers.
     SECTION 11.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party followed by prompt transmission of an original signature. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.
     SECTION 11.8 Binding Effect; Assignment. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except for the following (any other attempted assignment or transfer by any party hereto shall be null and void):
     (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section;
     (ii) by way of participation in accordance with the provisions of clause (d) of this Section;
     (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section; or
     (iv) to an SPC in accordance with the provisions of clause (h) of this Section.
Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Each Lender represents that it is not acquiring its Notes with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of its Notes must be within the control of such Lender).
     (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Pro Rata Share of the Revolving Commitment (and, to the extent it assigns its Class A Loans, a corresponding portion of its Class A Funding Requirement) and the Loans (including for purposes of this clause (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Class A Funding Requirement and Class A Revolving Obligations or all of the assigning Lender’s other Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;
     (ii) in any case not described in subsection (b)(i) of this Section, the amount of the Class A Funding Requirement (which for this purpose includes any Class A Loans outstanding thereunder) or other Loans or, if the Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than, with respect to (A) the Class A Funding Requirements or Class A Loans, $5,000,000 and (B) the other Loans, $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans (and, in the case of the Class A Loans, the allocable residual revolving portion of the Revolving Commitment represented by that Lender’s Class A Funding Requirement) assigned, except that this clause (iii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis;
     (iv) the consent of the Administrative Agent, the Issuing Lender and any Swing Line Lender (such consent not to be unreasonably withheld) shall be required for assignments of any portion of the Revolving Commitment if such assignment is to a Person that is not a Revolving Lender with a Pro Rata Share of the Revolving Commitment, an Affiliate of such Revolving Lender or an Approved Fund with respect to such Revolving Lender;
     (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and the Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
     (vi) Each assignment of Class A-1 Loans by a Class A-1 Lender must be accompanied by a proportionate assignment to, and assumption by the assignee Lender of, its Class A Funding Requirement, and each assignment of Class A-2 Loans and related Class A Revolving Obligations by a Class A-2 Lender must be accompanied by a proportionate assignment to, and assumption by the assignee Lender of, its Class A Funding Requirement, and the corresponding Class A Loans and Class A Revolving Obligations thereafter made by the assignee Lender shall be treated as under the same sub-Class (i.e., Class A-1 or Class A-2).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.6,3.7 and 11.11 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower and each Co-Borrower (at their sole expense) shall execute and deliver a Note under the relevant Commitment to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.
     (c) The Administrative Agent, acting solely for this purpose as an agent of Borrower and the Co-Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Co-Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of Borrower, each Co-Borrower and the Issuing Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
     (d) Any Lender may at any time, without the consent of, or notice to, Borrower, any Co-Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of that Lender’s rights and/or obligations under this Agreement (including all or a portion of any of its Pro Rata Shares of the Commitments and/or the Loans (including that Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) that Lender’s obligations under this Agreement shall remain unchanged, (ii) that Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with that Lender in connection with that Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.2 requiring the consent of that Lender and which also affects such Participant. Subject to clause (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.6 and 3.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section.
     (e) A Participant shall not be entitled to receive any greater payment under Section 3.6 or 3.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.11(d) unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 11.21 as though it were a Lender.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to an SPC the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and

(ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.10. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrower under this Agreement (including its obligations under Sections 3.6 and 3.7), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Pro Rata Share of the relevant Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or contingent obligation or credit or liquidity enhancement to such SPC.
     (i) Resignation as Issuing Lender or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America (or any Swing Line Lender) assigns all of its Pro Rata Shares of the Commitments and Loans pursuant to clause (b) above, Bank of America (or such Swing Line Lender) may, upon 30 days’ notice to Borrower and the Lenders, concurrently resign as an Issuing Lender or as Swing Line Lender, as applicable. In the event of any such resignation as Issuing Lender or Swing Line Lender, Borrower shall be entitled to appoint from among the Lenders a replacement Issuing Lender or Swing Line Lender hereunder, as applicable; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or such Swing Line Lender as Swing Line Lender. If Bank of America resigns as an Issuing Lender, it shall retain all the rights and obligations of an Issuing Lender hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.6(c)). If any Swing Line Lender resigns from such capacity as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.7(e).

     (j) Notwithstanding anything in this Section to the contrary, the rights of the Lenders to make assignments of, and grant participations in, their Pro Rata Shares of the Commitments shall be subject to the approval of any Gaming Board, to the extent required by applicable Gaming Laws, and to compliance with applicable securities laws, if any.
     SECTION 11.9 Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but in each case only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower, the Co-Borrowers and/or any of their Property in its possession against the Obligations.
     SECTION 11.10 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against Borrower, any Co-Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws:
     (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and
     (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower, any Co-Borrower or any Person claiming through or succeeding to the rights of Borrower or a Co-Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower and each Co-Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

     SECTION 11.11 Indemnification by Borrower and the Co-Borrowers. Whether or not the transactions contemplated hereby are consummated, Borrower and each Co-Borrower jointly and severally shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, settlements, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits cost, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect, consequential, special or punitive damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Restatement Effective Date). All amounts due under this Section 11.11 shall be payable within 10 Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     SECTION 11.12 Nonliability of the Lenders; No Advisory or Fiduciary Responsibility. Borrower and each Co-Borrower acknowledges and agrees that:
     (a) Any inspections of any Property of Borrower and its Subsidiaries made by or through the Creditors are for purposes of administration of the Loans and Letters of Credit only and Borrower and its Affiliates are not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower or its Subsidiaries); neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Creditors in connection with such matters is solely for the protection of the Creditors and neither Borrower, the Co-Borrowers nor any other Person is entitled to rely thereon;
     (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Creditors pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Creditors;
     (c) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, Co-Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, and each of Borrower and Co-Borrowers is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Lead Arrangers and the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, Co-Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, any Lead Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Borrower or any Co-Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, any Lead Arranger or any Lender has advised or is currently advising Borrower, Co-Borrowers or any of their respective Affiliates on other matters) and none of the Administrative Agent, any Lead Arranger or any Lender has any obligation to Borrower, Co-Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the relationship between Borrower and the Co-Borrowers and the Creditors is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent, the Lead Arrangers nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither the Administrative Agent, the Lead Arrangers nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary or other “special” relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; (v) the Administrative Agent and its Affiliates and the Lead Arrangers and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, Co-Borrowers and their respective Affiliates, and neither the Administrative Agent nor any Lead Arranger has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (vi) the Administrative Agent has not (and the Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of Borrower and Co-Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Borrower and Co-Borrowers hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty; and
     (d) The Creditors shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower and the Co-Borrowers hereby indemnify and hold the Creditors harmless on the terms set forth in Section 11.11 from any such loss, damage, liability or claim.
     SECTION 11.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Co-Borrowers and the Creditors in connection with the Loans, and is made for the sole benefit of Borrower, the Co-Borrowers, the Creditors, and the Creditors’ successors and assigns. Except as provided in Sections 11.8, 11.11, and 11.26 no other Person shall have any rights of any nature hereunder or by reason hereof.
     SECTION 11.14 Confidentiality. Each Lender agrees to hold any confidential information that it may receive from Borrower and the Co-Borrowers pursuant to this Agreement in confidence, except for disclosure: (a) to other Creditors (or, subject to appropriate confidentiality restrictions, Affiliates of any Creditor); (b) to legal counsel and accountants for Borrower and the Co-Borrowers or any Lender; (c) to other professional advisors to Borrower and the Co-Borrowers or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section; (d) to regulatory officials having jurisdiction over that Lender; (e) to any Gaming Board having regulatory jurisdiction over Borrower or its Subsidiaries, provided that each Lender agrees to use its best efforts to notify Borrower and the Co-Borrowers of any such disclosure unless prohibited by applicable Laws; (f) as required by Law or legal process or in connection with any legal proceeding to which that Lender and Borrower or any of its Subsidiaries are adverse parties; and (g) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s interests hereunder or a participation interest in its Notes, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section. For purposes of the foregoing, “confidential information” shall mean any information respecting Borrower or its Subsidiaries reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower or its Subsidiaries to any Person not associated with Borrower without a confidentiality agreement or obligation substantially similar to this Section. Notwithstanding anything herein to the contrary, “confidential information” shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Creditors to Borrower or any other Party.
     SECTION 11.15 Further Assurances. Borrower and its Subsidiaries shall, at their expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.
     SECTION 11.16 Integration. This Agreement, the other Loan Documents and the letter agreements referred to in Sections 3.4 and 3.5, comprise the complete and integrated agreements of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Creditors in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
     SECTION 11.17 Governing Law. Each Loan Document shall be governed by, and construed and enforced in accordance with, the local Laws of Nevada.
     SECTION 11.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     SECTION 11.19 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.
     SECTION 11.20 Time of the Essence. Time is of the essence of the Loan Documents.
     SECTION 11.21 Foreign Lenders and Participants.

     (a) Tax Forms.
     (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or such other evidence satisfactory to Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.
     (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

     (iii) Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.11(d) (A) with respect to any taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-81MY pursuant to this Section 11.21(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.21(a); provided that if such Lender shall have satisfied the requirement of this Section 11.21(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.21(a) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 3.11(d) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.
     (iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which Borrower is not required to pay additional amounts under this Section 11.21(a).
     (b) Form W-9. Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.
     (c) Withholding. If any Governmental Agency asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.
     SECTION 11.22 Gaming Boards. The Administrative Agent and each of the Lenders agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over Borrower and its Subsidiaries, including the provision of such documents or other information as may be requested by any such Gaming Board relating to Borrower or any of its Subsidiaries or to the Loan Documents.
     SECTION 11.23 Termination. Upon (a) the expiration or termination of the Commitments, (b) the full and final payment in Cash of the Loans, all interest and fees with respect thereto, (c) the reimbursement of all draws under Letters of Credit and the payment of all fees with respect thereto, (d) the expiration of all Letters of Credit or the deposit of Cash collateral with the Issuing Lender in the effective face amount thereof, (e) the payment of all amounts then demanded by any Lender or indemnitee under Sections 3.6, 3.7 and 11.11 and (f) the payment of all other amounts then due under the Loan Documents, the Administrative Agent is hereby authorized by the Lenders to, and the Administrative Agent shall, upon the request of Borrower and the Co-Borrowers, execute and deliver to Borrower and the Co-Borrowers discharges from further compliance with the covenants contained in Articles 5, 6, and 7.
     SECTION 11.24 Removal of a Lender. Borrower and the Co-Borrowers shall have the right to remove a Lender as a party to this Agreement in accordance with this Section (a) under the circumstances set forth in Sections 3.6, 3.7(g) and 3.11(d) and (b) if such Lender is the subject of a Disqualification. If Borrower and the Co-Borrowers are entitled to remove a Lender pursuant to this Section either:
     (x) Upon notice from Borrower and the Co-Borrowers, the Lender being removed shall execute and deliver a Assignment Agreement covering that Lender’s Pro Rata Share in favor of one or more Eligible Assignees designated by Borrower and the Co-Borrowers (and acceptable to the Administrative Agent, which acceptance shall not be unreasonably delayed or withheld), subject to (i) payment of a purchase price by such Eligible Assignee equal to all principal and accrued interest, fees and other amounts payable to such Lender under this Agreement through the date of assignment and (ii) the written release of the Issuing Lender of such Lender’s obligations under Sections 2.4(c) and 2.6(d) or delivery by such Eligible Assignee of such appropriate assurances and indemnities (which may include letters of credit) as such Lender may reasonably require with respect to its participation interest in any Letters of Credit then outstanding or any Swing Line Outstandings; or
     (y) Borrower and the Co-Borrowers may reduce the Commitments pursuant to Section 2.9 (and, for this purpose, the numerical requirements of such Section shall not apply) by an amount equal to that Lender’s Pro Rata Share, pay and provide to such Lender the amounts, assurances and indemnities described in subclauses (i) and (ii) of clause (x) above and release such Lender from its Pro Rata Share.
     SECTION 11.25 Joint and Several. Borrower and each of the Co-Borrowers shall be obligated for all of the Obligations on a joint and several basis, notwithstanding which of them may have directly received the proceeds of any particular Loan or Advance or the benefit of a particular Letter of Credit, provided that, anything to the contrary herein notwithstanding (including Exhibit F), the liability of Detroit, including, without limitation, Detroit’s liability with respect to Indemnified Liabilities pursuant to Section 11.11, shall be limited to that portion of the Obligations which are actually borrowed or received by Detroit. Borrower and each of the Co-Borrowers acknowledge and agree that, for purposes of the Loan Documents, Borrower, the Co-Borrowers and the Guarantors constitute a single integrated financial enterprise and that each receives a benefit from the availability of credit under this Agreement. Borrower and the Co-Borrowers each waive all defenses arising under the Laws of suretyship, to the extent such Laws are applicable, in connection with their joint and several obligations under this Agreement.

Without limiting the foregoing, Borrower and each of the Co-Borrowers agree to the Joint Borrower Provisions set forth in Exhibit F, incorporated by this reference.
     SECTION 11.26 Non-Involvement of Tracinda. The parties hereto acknowledge that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this Agreement or any of the other Loan Documents executed on the Amendment Effective Date. Accordingly, the parties hereto hereby agree that in the event (i) there is any alleged breach or default by any Party under this Agreement or any such Loan Document, or (ii) any party hereto has any claim arising from or relating to any such Loan Document, no party hereto, nor any party claiming through it (to the extent permitted by applicable Law), shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Kerkorian or Tracinda Corporation by reason of such alleged breach, default or claim.
     SECTION 11.27 Payments Set Aside. To the extent that any payment by or on behalf of Borrower or any Co-Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     SECTION 11.28 Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 11.29 Purported Oral Amendments. BORROWER AND EACH CO-BORROWER EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AND

EACH CO-BORROWER AGREE THAT THEY WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
     SECTION 11.30 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and each Co-Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and each Co-Borrower, which information includes the name and address of Borrower and each Co-Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower and each Co-Borrower in accordance with the Act.
ARTICLE 12
FURTHER CONDITIONS
     SECTION 12.1 Conditions to the Restatement Effective Date. The occurrence of the Restatement Effective Date and the retranching of the Loans as set forth in the Amendment No. 9 and Restatement Agreement is subject to the following conditions precedent (unless all of the Extending Lenders, in their sole and absolute discretion, shall agree otherwise):
     (a) Borrower shall have remitted to the Administrative Agent, for the account of the Extending Lenders, sufficient funds to make the Required Prepayments and to pay the Extension Fees, and shall have irrevocably directed the Administrative Agent to remit such funds to the Extending Lenders (in accordance with their respective interests);
     (b) Borrower shall have confirmed in a writing to the Administrative Agent that it is in a position to and shall pay the Incentive Fees (as defined in the Amendment No. 9 and Restatement Agreement) in accordance with its arrangements with each Extending Lender;
     (c) The Administrative Agent shall have received:
     (i) a certificate from the Secretary of Borrower and Detroit confirming that (x) except for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement, the representations and warranties contained in Article 4 are true and correct in all material respects on the Restatement Effective Date and (y) before and after giving effect to this Restated Loan Agreement, no Default or Event of Default has occurred and is continuing;
     (ii) opinions of counsel substantially in the form of Exhibit G;
     (iii) amendments to the existing deeds of trust and title insurance endorsements substantially in the form of Exhibit H with respect to those mortgaged properties which constitute Collateral, together with arrangements reasonably acceptable to the Administrative Agent for delivery on or after the Restatement Effective Date of CLTA form 110.5 endorsements (or similar assurances acceptable to the Administrative Agent) with respect to the lenders policies of title insurance delivered to the Administrative Agent with respect thereto;
     (iv) evidence that debt or equity offerings (or combinations thereof) shall have occurred on or after the Amendment Effective Date in an aggregate amount sufficient such that the Net Cash Proceeds thereof are not less than the aggregate amount of the Required Prepayments; and
     (v) a reaffirmation of the Guaranty by each of the Restricted Subsidiaries;
     (d) Borrower shall have reimbursed the Administrative Agent for the invoiced amount of the reasonable fees and expenses of Mayer Brown for the period through the Restatement Effective Date; and
     (e) All conditions set forth in Section 4 of the Amendment No. 9 and Restatement Agreement shall have been satisfied.
When the conditions set for in this Section 12.1 have been satisfied, the Administrative Agent shall promptly notify Borrower and the Lenders that the Restatement Effective Date has occurred, this Agreement shall become effective, and the Administrative Agent shall (on the same Business Day as such notice) promptly remit to each Extending Lender the Required Prepayments and Extension Fees to which it is entitled pursuant to subsection (a) of this Section 12.1.
Notwithstanding the foregoing provisions of this Section 12.1, unless the Requisite Lenders otherwise agree, the Restated Loan Agreement shall not become effective unless each of the conditions set forth in this Section 12.1 is satisfied prior to 5:00 p.m., New York City time, on June 30, 2010.
     SECTION 12.2 Conditions to the Extension Date. The occurrence of the Extension Date and the obligation of each Class A-2 Lender, Class C Lender and Class E Lender to extend the term of its Class A Funding Requirement and the maturity of its Class A-2 Loans, Class C Loans and Class E Loans on the Extension Date pursuant to Section 2.2 is subject to the following conditions precedent (unless the majority in interest of the Extending Lenders shall agree otherwise):
     (a) Not later than three Business Days prior to the date upon which Borrower and Detroit propose to terminate the Class A Funding Requirements of the Class A-1 Lenders, and to prepay the outstanding Class A-1 Loans, Class B Loans and Class D Loans, Borrower shall have delivered a written notice of its intention to do so to the Administrative Agent and the Lenders;

     (b) Borrower and/or Detroit shall have repaid or prepaid the outstanding principal amount of all outstanding Class A-1 Loans (and permanently terminated the Class A Funding Requirements of the Class A-1 Lenders), Class B Loans and Class D Loans together with all interest and other Obligations payable in connection therewith;
     (c) Borrower shall have provided the Administrative Agent with a Certificate of a Responsible Official of Borrower stating that, as of the Extension Date, both before and after giving pro forma effect to the fulfillment of the foregoing conditions precedent, no Default or Event of Default has occurred and remains continuing; and
     (d) After giving pro forma effect to the fulfillment of the foregoing conditions precedent of this Section 12.2, on the Extension Date, the aggregate undrawn amount of the Class A Funding Requirements of the Class A-2 Lenders shall not be less than $350,000,000 unless the majority in interest of the Class A-2 Lenders, Class C Lenders and Class E Lenders (acting as a single class, and for this purpose treating such Class A Funding Requirements as fully outstanding) otherwise agree.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MGM MIRAGE, a Delaware corporation and MGM GRAND DETROIT, LLC, a Delaware limited liability company
By:	/s/ John M. McManus
	Name:	John McManus
	Title:	Secretary

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Maurice Washington
	Name:	Maurice Washington
	Title:	Vice President